REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Trustees of
  STI Classic Funds and the
  Securities and Exchange Commission:

We have examined management's assertion about the Balanced, Capital Appreciation, Core Equity, E-Commerce Opportunity, Growth and Income, Life Vision Aggressive Growth, Life Vision Growth and Income, Life Vision Moderate Growth, Mid-Cap Equity, Small Cap Growth Stock, Small Cap Value Equity, Tax Sensitive Growth Stock, Value Income Stock, Florida Tax-Exempt Bond, Georgia Tax-Exempt Bond, High Income, Investment Grade Bond, Investment Grade Tax-Exempt Bond, Limited-Term Federal Mortgage Securities, Maryland Municipal Bond, Short-Term Bond, Short-Term U.S. Treasury Securities, U.S. Government Securities, Virginia Intermediate Municipal Bond, Virginia Municipal Bond, Prime Quality Money Market, Tax-Exempt Money Market, U.S. Government Securities Money Market, U.S. Treasury Money Market, Virginia Tax-Free Money Market, Classic Institutional Cash Management Money Market, Classic Institutional U.S. Government Securities Money Market and Classic Institutional U.S. Treasury Securities Money Market Funds of STI Classic Funds' (the "Trust's") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 as of November 30, 2000 included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Trust's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Trust's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Trust's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of November 30, 2000, and with respect to agreement of security purchases and sales, for the period from May 31, 2000 (the date of our last examination) through November 30, 2000:

     We agreed a sample of securities shown on the books and records of STI Classic Funds as of November 30, 2000 to the safekeeping reports of SunTrust Bank, the custodian, noting agreement of quantity and description, except for securities purchased/sold but not received/delivered, pledged, or out for transfer on that date, as to which we obtained documentation from the brokers.

     For all securities shown on the safekeeping reports of SunTrust Bank as of November 30, 2000 which were designated as being held by institutions in book entry form (which include but are not limited to securities owned by STI Classic Funds), we confirmed all such securities with those institutions which use the book entry method of accounting for securities (Bankers Trust, Federal Reserve Bank and The Depository Trust Company, the subcustodians). For a sample of securities on the safekeeping reports of SunTrust Bank, we noted that the quantities and descriptions of such securities listed on the safekeeping reports agreed with the confirmations or that discrepancies were resolved. We tested, on a sample basis, the resolution of such reconciling items between the custodian and subcustodians.

     We confirmed all repurchase agreements shown on the books and records of STI Classic Funds as of November 30, 2000 with brokers and the application of alternative procedures with respect to unsettled repurchase agreement transactions, noting agreement of quantity and description. We also agreed the underlying collateral for such repurchase agreements, as confirmed by such brokers, with the SunTrust Bank safekeeping reports, noting that such collateral was held for the account of STI Classic Funds.

     We agreed a sample of security purchases and security sales since our last report from the books and records of the Trust to broker confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Trust's compliance with specified requirements.

In our opinion, management's assertion that the Balanced, Capital Appreciation, Core Equity, E-Commerce Opportunity, Growth and Income, Life Vision Aggressive Growth, Life Vision Growth and Income, Life Vision Moderate Growth, Mid-Cap Equity, Small Cap Growth Stock, Small Cap Value Equity, Tax Sensitive Growth Stock, Value Income Stock, Florida Tax-Exempt Bond, Georgia Tax-Exempt Bond, High Income, Investment Grade Bond, Investment Grade Tax-Exempt Bond, Limited-Term Federal Mortgage Securities, Maryland Municipal Bond, Short-Term Bond, Short-Term U.S. Treasury Securities, U.S. Government Securities, Virginia Intermediate Municipal Bond, Virginia Municipal Bond, Prime Quality Money Market, Tax-Exempt Money Market, U.S. Government Securities Money Market, U.S. Treasury Money Market, Virginia Tax-Free Money Market, Classic Institutional Cash Management Money Market, Classic Institutional U.S. Government Securities Money Market and Classic Institutional U.S. Treasury Securities Money Market Funds of STI Classic Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of November 30, 2000 with respect to securities reflected in the investment account of the Trust is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Trustees of STI Classic Funds and the Securities and Exchange Commission and should not be used for any other purpose.


/s/ ARTHUR ANDERSEN LLP


Philadelphia, PA
April 9, 2001

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Trustees of
  STI Classic Variable Trust and the
  Securities and Exchange Commission:

We have examined management's assertion about the Capital Appreciation, Growth and Income, Investment Grade Bond, Mid-Cap Equity, Quality Growth Stock, Small Cap Value Equity, and Value Income Stock Funds of STI Classic Variable Trust's (the "Trust's") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 as of November 30, 2000 included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Trust's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Trust's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Trust's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of November 30, 2000, and with respect to agreement of security purchases and sales, for the period from May 31, 2000 (the date of our last examination) through November 30, 2000:

     We agreed a sample of securities shown on the books and records of STI Classic Variable Trust as of November 30, 2000 to the safekeeping reports of SunTrust Bank, the custodian, noting agreement of quantity and description, except for securities purchased/sold but not received/delivered, pledged, or out for transfer on that date, as to which we obtained documentation from the brokers.

     For all securities shown on the safekeeping reports of SunTrust Bank as of November 30, 2000 which were designated as being held by institutions in book entry form (which include but are not limited to securities owned by STI Classic Variable Trust), we confirmed all such securities with those institutions which use the book entry method of accounting for securities (Bankers Trust, Federal Reserve Bank and The Depository Trust Company, the subcustodians). For a sample of securities on the safekeeping reports of SunTrust Bank, we noted that the quantities and descriptions of such securities listed on the safekeeping reports agreed with the confirmations or that discrepancies were resolved. We tested, on a sample basis, the resolution of such reconciling items between the custodian and subcustodians.

     We confirmed all repurchase agreements shown on the books and records of STI Classic Variable Trust as of November 30, 2000 with brokers and the application of alternative procedures with respect to unsettled repurchase agreement transactions, noting agreement of quantity and description. We also agreed the underlying collateral for such repurchase agreements, as confirmed by such brokers, with the SunTrust Bank safekeeping reports, noting that such collateral was held for the account of STI Classic Variable Trust.

     We agreed a sample of security purchases and security sales since our last report from the books and records of the Trust to broker confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Trust's compliance with specified requirements.

In our opinion, management's assertion that the Capital Appreciation, Growth and Income, Investment Grade Bond, Mid-Cap Equity, Quality Growth Stock, Small Cap Value Equity, and Value Income Stock Funds of STI Classic Variable Trust Funds was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of November 30, 2000 with respect to securities reflected in the investment account of the Trust is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Trustees of STI Classic Variable Trust and the Securities and Exchange Commission and should not be used for any other purpose.


/s/ ARTHUR ANDERSEN LLP


Philadelphia, PA
April 9, 2001

             MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH CERTAIN
                PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940


We, as members of management of the Balanced, Capital Appreciation, Core Equity, E-Commerce Opportunity, Growth and Income, Life Vision Aggressive Growth, Life Vision Growth and Income, Life Vision Moderate Growth, Mid-Cap Equity, Small Cap Growth Stock, Small Cap Value Equity, Tax Sensitive Growth Stock, Value Income Stock, Florida Tax-Exempt Bond, Georgia Tax-Exempt Bond, High Income, Investment Grade Bond, Investment Grade Tax-Exempt Bond, Limited-Term Federal Mortgage Securities, Maryland Municipal Bond, Short-Term Bond, Short-Term U.S. Treasury Securities, U.S. Government Securities, Virginia Intermediate Municipal Bond, Virginia Municipal Bond, Prime Quality Money Market, Tax-Exempt Money Market, Tax-Free Money Market, U.S. Government Securities Money Market, U.S. Treasury Money Market, Classic Institutional Cash Management Money Market, Classic Institutional U.S. Government Securities Money Market and Classic Institutional U.S. Treasury Securities Money Market Funds of the STI Classic Funds (the "Trust"), and the Capital Appreciation, Growth and Income, Investment Grade Bond, Mid-Cap Equity, Quality Growth Stock, Small Cap Value Equity, and Value Income Stock Funds portfolios of STI Classic Variable Trust Funds (the "Trust"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements.

Based on this evaluation, we assert that The Trust was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of November 30, 2000 and from May 31, 2000 (last examination date) through November 30, 2000, with respect to securities reflected in the investment account of the Trust.


SunTrust Bank, Atlanta

By:
         /s/ Susan Grider                            Date: 12-1-00
         ---------------------------                       -------
         Susan Grider, Trust Officer

    FUND NAME                                                   STATE                         FILING TYPE          FILE NUMBER

    STI Classic Funds

                                                                CALIFORNIA                    A = Annual           308-6280
                                                                COLORADO                      A = Annual           IC-9204449
                                                                GEORGIA                       O = Other            56-920209
                                                                ILLINOIS                      A = Annual           9942348
                                                                INDIANA                       A = Annual           92-0250IC
                                                                MINNESOTA                     G = Good Until S     R-35737.1
                                                                Minnesota Exemption           A = Annual           R-35737.1
                                                                NORTH CAROLINA                G = Good Until S     2590
                                                                PENNSYLVANIA                  A = Annual           92-04-017MF
                                                                VIRGINIA                      A = Annual           1724
                                                                WEST VIRGINIA                 G = Good Until S     BC-30603
                                                                WYOMING                       O = Other            19794

    STI Classic Funds- Equity Prospectus, Trust Shares

                                                                KENTUCKY                      A = Annual           M29884
                                                                LOUISIANA                     A = Annual           61354
                                                                OHIO                          O = Other            15716
                                                                OREGON                        A = Annual           95-0841
                                                                UTAH                          A = Annual           005-3876-45

    STIC Classic Funds - Equity Funds Flex Shares Prospectus

                                                                KENTUCKY                      A = Annual
                                                                OREGON                        A = Annual

    STI Classic Funds- Equity Prospectus, Flex & Investor Shares

                                                                KENTUCKY                      A = Annual           M29885
                                                                LOUISIANA                     A = Annual           61542
                                                                OHIO                          O = Other            15762
                                                                OKLAHOMA                      A = Annual           SE-2001139
                                                                OREGON                        A = Annual           95-0842
                                                                UTAH                          A = Annual           005-6479-43

    STI Classic Funds- Fixed Inc, Ste Tax-Exempt & MM-Trust Shrs

                                                                KENTUCKY                      A = Annual           M30194
                                                                LOUISIANA                     A = Annual           59995
                                                                OHIO                          O = Other            19218
                                                                OREGON                        A = Annual           1995-324
                                                                UTAH                          A = Annual           3-2424-06

    STI Classic Funds- Fixed Inc, Ste Tax-Exempt-Investor & Flex

                                                                KENTUCKY                      A = Annual           M28139
                                                                LOUISIANA                     A = Annual           59210
                                                                OHIO                          O = Other            19217
                                                                OREGON                        A = Annual           1995-323
                                                                UTAH                          A = Annual           005-6076-49

    STI Classic Funds - Trust Shares Prospectus (contains

                                                                OKLAHOMA                      A = Annual           SE-2002163

    STI Classic Funds - Investor and Flex Shares Prospectus

                                                                OKLAHOMA                      A = Annual           SE-2002164

    STI Classic Funds - Money Market Prosp, Flex +Investor Share

                                                                KENTUCKY                      A = Annual           M34491
                                                                LOUISIANA                     A = Annual           64260
                                                                OHIO                          O = Other            22323


    FUND NAME                                                   STATE                         FILING TYPE          FILE NUMBER

                                                                OREGON                        A = Annual           97-1268
                                                                UTAH                          A = Annual           6-6323-05

    STI Classic Funds - Capital Appreciation Fund

                                                                ALASKA                        O = Other            98-03948
                                                                ALABAMA                       A = Annual
                                                                ARKANSAS                      A = Annual           92-M0187-06
                                                                CONNECTICUT                   A = Annual           SI25216
                                                                DELAWARE                      A = Annual           3434
                                                                HAWAII                        A = Annual
                                                                IDAHO                         A = Annual           41404
                                                                KANSAS                        A = Annual           92S0001095
                                                                MISSOURI                      A = Annual           1992-00365
                                                                NEVADA                        A = Annual
                                                                NEW YORK                      O = Other            S 26 01 27
                                                                RHODE ISLAND                  A = Annual
                                                                SOUTH CAROLINA                A = Annual           MF7421

    STI Classic Funds - Capital Appreciation Fund - Flex Shares

                                                                ARIZONA                       A = Annual           S-0053482-QUAL
                                                                IOWA                          A = Annual           I-38347
                                                                MASSACHUSETTS                 A = Annual           95-4523-M
                                                                MARYLAND                      A = Annual           SM950607
                                                                MAINE                         A = Annual           MF-R-98-11515
                                                                MICHIGAN                      A = Annual           219829
                                                                MISSISSIPPI                   G = Good Until S     MF-95-05-132
                                                                MONTANA                       A = Annual           33286
                                                                NORTH DAKOTA                  A = Annual           S144
                                                                NEBRASKA                      A = Annual           041178
                                                                NEW HAMPSHIRE                 N = Not Register
                                                                OKLAHOMA                      A = Annual           SE-2010009
                                                                PUERTO RICO                   A = Annual           S-15858
                                                                SOUTH DAKOTA                  A = Annual           16210
                                                                TENNESSEE                     A = Annual           RM99-2055
                                                                TEXAS                         G = Good Until S     C-47765
                                                                WASHINGTON                    G = Good Until S     C-51323
                                                                WISCONSIN                     A = Annual           302263-03
                                                                WEST VIRGINIA                 G = Good Until S     BC-30605

    STI Classic Funds - Capital Appreciation Fund - IS

                                                                ARIZONA                       A = Annual           S-0053483-QUAL
                                                                IOWA                          A = Annual           I-30585
                                                                MASSACHUSETTS                 A = Annual           95-5690
                                                                MARYLAND                      A = Annual           SM931638
                                                                MAINE                         A = Annual           MF-R-98-11522
                                                                MICHIGAN                      A = Annual           225479
                                                                MISSISSIPPI                   A = Annual           MF-92-04-037
                                                                MONTANA                       A = Annual           027299
                                                                NORTH DAKOTA                  A = Annual           S145
                                                                NEBRASKA                      A = Annual           041065
                                                                NEW MEXICO                    A = Annual           306246
                                                                OKLAHOMA                      A = Annual           SE-20100010
                                                                PUERTO RICO                   A = Annual           S-13063
                                                                SOUTH DAKOTA                  A = Annual           10002
                                                                TENNESSEE                     A = Annual           RM99-2055
                                                                TEXAS                         G = Good Until S     C-40328
                                                                VERMONT                       A = Annual           4/13/92-12
                                                                WASHINGTON                    G = Good Until S     C-34218
                                                                WISCONSIN                     A = Annual           265914-03

    STI Classic Funds - Capital Appreciation Fund - TS

                                                                ARIZONA                       A = Annual           S-0031248-QUAL
                                                                IOWA                          A = Annual           I-27908
                                                                MASSACHUSETTS                 A = Annual           95-5681
                                                                MARYLAND                      A = Annual           SM931637

    FUND NAME                                                   STATE                         FILING TYPE          FILE NUMBER


                                                                MAINE                         A = Annual           MF-R-98-11523
                                                                MICHIGAN                      A = Annual           219867
                                                                MISSISSIPPI                   A = Annual           MF-92-04-036
                                                                MONTANA                       A = Annual           030873
                                                                NORTH DAKOTA                  G = Good Until S     H259
                                                                NEBRASKA                      A = Annual           041066
                                                                NEW MEXICO                    A = Annual           306247
                                                                OKLAHOMA                      A = Annual           SE-2009413
                                                                PUERTO RICO                   A = Annual           S-13057
                                                                SOUTH DAKOTA                  A = Annual           15777
                                                                TENNESSEE                     A = Annual           RM99-2055
                                                                TEXAS                         G = Good Until S     C-40329
                                                                VERMONT                       A = Annual           4/13/92-06
                                                                WASHINGTON                    G = Good Until S     C-34219
                                                                WISCONSIN                     A = Annual           265908-03

    STI Classic Funds - Value Income Stock Fund

                                                                ALASKA                        O = Other            99-01888
                                                                ALABAMA                       A = Annual           703493
                                                                ARKANSAS                      A = Annual           92-M0187-17
                                                                CONNECTICUT                   A = Annual           SI24016
                                                                DELAWARE                      A = Annual           3447
                                                                HAWAII                        A = Annual
                                                                IDAHO                         A = Annual           42712
                                                                KANSAS                        A = Annual           93S0000808
                                                                MISSOURI                      A = Annual           1992-00365
                                                                NEVADA                        A = Annual
                                                                NEW YORK                      O = Other            S 26 20 68
                                                                RHODE ISLAND                  A = Annual
                                                                SOUTH CAROLINA                A = Annual           MF7310

    STI Classic Funds - Value Income Stock Fund, Flex Shares

                                                                ARIZONA                       A = Annual           S-0053507-QUAL
                                                                IOWA                          A = Annual           I-38346
                                                                MASSACHUSETTS                 A = Annual           95-4515-M
                                                                MARYLAND                      A = Annual           SM950602
                                                                MAINE                         A = Annual           MF-R-99-12482
                                                                MICHIGAN                      A = Annual           219828
                                                                MISSISSIPPI                   G = Good Until S     MF-95-05-131
                                                                MONTANA                       A = Annual           33295
                                                                NORTH DAKOTA                  A = Annual           S169
                                                                NEBRASKA                      A = Annual           041187
                                                                NEW HAMPSHIRE                 N = Not Register
                                                                OKLAHOMA                      A = Annual           SE-2010007
                                                                PUERTO RICO                   A = Annual           S-15857
                                                                SOUTH DAKOTA                  A = Annual           16211
                                                                TENNESSEE                     A = Annual           RM99-2055
                                                                TEXAS                         G = Good Until S     C-47774
                                                                WASHINGTON                    G = Good Until S     C-51324
                                                                WISCONSIN                     A = Annual           302256-03
                                                                WEST VIRGINIA                 G = Good Until S     BC-30618

    STI Classic Funds - Value Income Stock Fund - IS

                                                                ARIZONA                       A = Annual           S-0053508-QUAL
                                                                IOWA                          A = Annual           I-37850
                                                                MASSACHUSETTS                 A = Annual           96-5506-MR
                                                                MARYLAND                      A = Annual           SM931629
                                                                MAINE                         A = Annual           0-4201
                                                                MICHIGAN                      A = Annual           227071
                                                                MISSISSIPPI                   A = Annual           MF-92-11-091
                                                                MONTANA                       A = Annual           030889
                                                                NORTH DAKOTA                  A = Annual           S170
                                                                NEBRASKA                      A = Annual           24,848
                                                                NEW HAMPSHIRE                 N = Not Register
                                                                OKLAHOMA                      A = Annual           SE-2010008
                                                                PUERTO RICO                   A = Annual           S-13522
                                                                SOUTH DAKOTA                  A = Annual           10001

    FUND NAME                                                   STATE                         FILING TYPE          FILE NUMBER


                                                                TENNESSEE                     A = Annual           RM99-2055
                                                                TEXAS                         G = Good Until S     C-41543
                                                                WASHINGTON                    G = Good Until S     C-35360
                                                                WISCONSIN                     A = Annual           270814-03

    STI Classic Funds - Value Income Stock Fund - TS

                                                                ARIZONA                       A = Annual           S-0032259-QUAL
                                                                IOWA                          A = Annual           I-29156
                                                                MASSACHUSETTS                 A = Annual           95-5697
                                                                MARYLAND                      A = Annual           SM931628
                                                                MAINE                         A = Annual           0-7293
                                                                MICHIGAN                      A = Annual           222262
                                                                MISSISSIPPI                   A = Annual           MF-92-11-090
                                                                MONTANA                       A = Annual           030890
                                                                NORTH DAKOTA                  G = Good Until S     I132
                                                                NEBRASKA                      A = Annual           24,849
                                                                NEW MEXICO                    A = Annual           302314
                                                                OKLAHOMA                      A = Annual           SE-2009412
                                                                PUERTO RICO                   A = Annual           S-13523
                                                                SOUTH DAKOTA                  A = Annual           12928
                                                                TENNESSEE                     A = Annual           RM99-2055
                                                                TEXAS                         G = Good Until S     C-41544
                                                                VERMONT                       A = Annual           11/24/92-03
                                                                WASHINGTON                    G = Good Until S     C-35359
                                                                WISCONSIN                     A = Annual           270813-03

    STI Classic Funds - Mid-Cap Equity Fund

                                                                ALASKA                        O = Other            00-01902
                                                                ALABAMA                       A = Annual
                                                                ARKANSAS                      A = Annual           92-M0187-13
                                                                CONNECTICUT                   A = Annual           SI27610
                                                                DELAWARE                      A = Annual           3432
                                                                HAWAII                        A = Annual
                                                                IDAHO                         A = Annual           44102
                                                                KANSAS                        A = Annual           94S0000560
                                                                MISSOURI                      A = Annual           1992-00365
                                                                NEVADA                        A = Annual
                                                                NEW YORK                      O = Other            S 26 50 91
                                                                RHODE ISLAND                  A = Annual
                                                                SOUTH CAROLINA                A = Annual           MF-8019
                                                                WEST VIRGINIA                 G = Good Until S     BC-30613

    STI Classic Funds - Mid-Cap Equity Fund, Flex Shares

                                                                ARIZONA                       A = Annual           S-0053494-QUAL
                                                                IOWA                          A = Annual           I-37851
                                                                MASSACHUSETTS                 A = Annual           95-4524-M
                                                                MARYLAND                      A = Annual           SM950601
                                                                MAINE                         A = Annual           MF-R-99-12484
                                                                MICHIGAN                      A = Annual           219827
                                                                MISSISSIPPI                   G = Good Until S     MF-95-05-133
                                                                MONTANA                       A = Annual           33284
                                                                NORTH DAKOTA                  A = Annual           S156
                                                                NEBRASKA                      A = Annual           041176
                                                                NEW HAMPSHIRE                 N = Not Register
                                                                OKLAHOMA                      A = Annual           SE-2010005
                                                                PUERTO RICO                   A = Annual           S-15861
                                                                SOUTH DAKOTA                  A = Annual           16212
                                                                TENNESSEE                     A = Annual           RM99-2055
                                                                TEXAS                         G = Good Until S     C-47763
                                                                WASHINGTON                    G = Good Until S     C-51332
                                                                WISCONSIN                     A = Annual           302264-03

    STI Classic Funds - Mid-Cap Equity Fund - IS

                                                                ARIZONA                       A = Annual           S-0053495-QUAL
                                                                IOWA                          A = Annual           I-37848

    FUND NAME                                                   STATE                         FILING TYPE          FILE NUMBER


                                                                MASSACHUSETTS                 A = Annual           95-5687
                                                                MARYLAND                      A = Annual           SM931431
                                                                MAINE                         A = Annual           0-5900
                                                                MICHIGAN                      A = Annual           222054
                                                                MISSISSIPPI                   G = Good Until S     MF-93-11-013
                                                                MONTANA                       A = Annual           29027
                                                                NORTH DAKOTA                  A = Annual           S157
                                                                NEBRASKA                      A = Annual           26,508
                                                                NEW HAMPSHIRE                 N = Not Register
                                                                OKLAHOMA                      A = Annual           SE-2010006
                                                                PUERTO RICO                   A = Annual           S-14272
                                                                SOUTH DAKOTA                  A = Annual           12416
                                                                TENNESSEE                     A = Annual           RM99-2055
                                                                TEXAS                         G = Good Until S     C-43740
                                                                WASHINGTON                    G = Good Until S     C-37326
                                                                WISCONSIN                     A = Annual           281233-03

    STI Classic Funds - Mid-Cap Equity Fund - TS

                                                                ARIZONA                       A = Annual           S-0037209-QUAL
                                                                IOWA                          A = Annual           I-30758
                                                                MASSACHUSETTS                 A = Annual           95-5678
                                                                MARYLAND                      A = Annual           SM931428
                                                                MAINE                         A = Annual           0-5901
                                                                MICHIGAN                      A = Annual           222051
                                                                MISSISSIPPI                   G = Good Until S     MF-93-11-010
                                                                MONTANA                       A = Annual           29028
                                                                NORTH DAKOTA                  G = Good Until S     J825
                                                                NEBRASKA                      A = Annual           26,509
                                                                NEW MEXICO                    A = Annual           998906
                                                                OKLAHOMA                      A = Annual           SE-2009411
                                                                PUERTO RICO                   A = Annual           S-14273
                                                                SOUTH DAKOTA                  A = Annual           12417
                                                                TENNESSEE                     A = Annual           RM99-2055
                                                                TEXAS                         G = Good Until S     C-43741
                                                                VERMONT                       A = Annual           11/02/93-09
                                                                WASHINGTON                    G = Good Until S     C-37327
                                                                WISCONSIN                     A = Annual           281234-03

    STI Classic Funds - Balanced Fund

                                                                ALASKA                        O = Other            00-01903
                                                                ALABAMA                       A = Annual           703562
                                                                ARKANSAS                      A = Annual           92-M0187-15
                                                                CONNECTICUT                   A = Annual           SI27611
                                                                DELAWARE                      A = Annual           3433
                                                                HAWAII                        A = Annual
                                                                IDAHO                         A = Annual           44100
                                                                KANSAS                        A = Annual           94S0000561
                                                                MISSOURI                      A = Annual           1992-00365
                                                                NEVADA                        A = Annual
                                                                NEW YORK                      O = Other            S 26 56 43
                                                                RHODE ISLAND                  A = Annual
                                                                SOUTH CAROLINA                A = Annual           MF-8020
                                                                WEST VIRGINIA                 G = Good Until S     BC-30604

    STI Classic Funds - Balanced Fund, Flex Shares

                                                                ARIZONA                       A = Annual           S-0053480-QUAL
                                                                IOWA                          A = Annual           I-38345
                                                                MASSACHUSETTS                 A = Annual           95-4521-M
                                                                MARYLAND                      A = Annual           SM950600
                                                                MAINE                         A = Annual           MF-R-99-12485
                                                                MICHIGAN                      A = Annual           219826
                                                                MISSISSIPPI                   G = Good Until S     MF-95-05-134
                                                                MONTANA                       A = Annual           33285
                                                                NORTH DAKOTA                  A = Annual           S142
                                                                NEBRASKA                      A = Annual           041177
                                                                NEW HAMPSHIRE                 N = Not Register
                                                                OKLAHOMA                      A = Annual           SE-2010003


                                                                PUERTO RICO                   A = Annual           S-15860
                                                                SOUTH DAKOTA                  A = Annual           16213
                                                                TENNESSEE                     A = Annual           RM99-2055
                                                                TEXAS                         G = Good Until S     C-47764
                                                                WASHINGTON                    G = Good Until S     C-51325
                                                                WISCONSIN                     A = Annual           302262-03

    STI Classic Funds - Balanced Fund - Investor Shares

                                                                ARIZONA                       A = Annual           S-0053481-QUAL
                                                                IOWA                          A = Annual           I-37847
                                                                MASSACHUSETTS                 A = Annual           95-5683
                                                                MARYLAND                      A = Annual           SM931429
                                                                MAINE                         A = Annual           0-5902
                                                                MICHIGAN                      A = Annual           222052
                                                                MISSISSIPPI                   G = Good Until S     MF-93-11-009
                                                                MONTANA                       A = Annual           29029
                                                                NORTH DAKOTA                  A = Annual           S143
                                                                NEBRASKA                      A = Annual           26,510
                                                                NEW HAMPSHIRE                 N = Not Register
                                                                OKLAHOMA                      A = Annual           SE-2010004

    FUND NAME                                                   STATE                         FILING TYPE          FILE NUMBER


                                                                PUERTO RICO                   A = Annual           S-14268
                                                                SOUTH DAKOTA                  A = Annual           12418
                                                                TENNESSEE                     A = Annual           RM99-2055
                                                                TEXAS                         G = Good Until S     C-43742
                                                                WASHINGTON                    G = Good Until S     C-37328
                                                                WISCONSIN                     A = Annual           281235-03

    STI Classic Funds - Balanced Fund - Trust Share

                                                                ARIZONA                       A = Annual           S-0037210-QUAL
                                                                IOWA                          A = Annual           I-30756
                                                                MASSACHUSETTS                 A = Annual           95-5674
                                                                MARYLAND                      A = Annual           SM931427
                                                                MAINE                         A = Annual           0-5908
                                                                MICHIGAN                      A = Annual           222049
                                                                MISSISSIPPI                   G = Good Until S     MF-93-11-012
                                                                MONTANA                       A = Annual           29030
                                                                NORTH DAKOTA                  G = Good Until S     J826
                                                                NEBRASKA                      A = Annual           26,511
                                                                NEW MEXICO                    A = Annual           695055
                                                                OKLAHOMA                      A = Annual           SE-2009410
                                                                PUERTO RICO                   A = Annual           S-14269
                                                                SOUTH DAKOTA                  A = Annual           12419
                                                                TENNESSEE                     A = Annual           RM99-2055
                                                                TEXAS                         G = Good Until S     C-43743
                                                                VERMONT                       A = Annual           11/02/93-11
                                                                WASHINGTON                    G = Good Until S     C-37329
                                                                WISCONSIN                     A = Annual           281236-03

    STI Classic Funds - International Equity Index Fund

                                                                ALASKA                        O = Other            98-03949
                                                                ALABAMA                       A = Annual           703798
                                                                ARKANSAS                      A = Annual           92-M0187-10
                                                                CONNECTICUT                   A = Annual           SI29832
                                                                DELAWARE                      A = Annual           3436
                                                                HAWAII                        A = Annual
                                                                IDAHO                         A = Annual           44647
                                                                KANSAS                        A = Annual           94S0001257
                                                                MISSOURI                      A = Annual           1992-00365
                                                                NEVADA                        A = Annual
                                                                NEW YORK                      O = Other            S-26-71-81
                                                                RHODE ISLAND                  A = Annual
                                                                SOUTH CAROLINA                A = Annual           MF8426
                                                                WEST VIRGINIA                 G = Good Until S     BC-30609

    STI Classic Funds - International Equity Index Fund, FS

    FUND NAME                                                   STATE                         FILING TYPE          FILE NUMBER

                                                                ARIZONA                       A = Annual           S-0053486-QUAL
                                                                IOWA                          A = Annual           I-38343
                                                                MASSACHUSETTS                 A = Annual           95-4520-M
                                                                MARYLAND                      A = Annual           SM950610
                                                                MAINE                         A = Annual           MF-R-99-12487
                                                                MICHIGAN                      A = Annual           219824
                                                                MISSISSIPPI                   G = Good Until S     MF-95-05-136
                                                                MONTANA                       A = Annual           33287
                                                                NORTH DAKOTA                  A = Annual           S148
                                                                NEBRASKA                      A = Annual           041179
                                                                NEW HAMPSHIRE                 N = Not Register
                                                                OKLAHOMA                      A = Annual           SE-2010001
                                                                PUERTO RICO                   A = Annual           S-15863
                                                                SOUTH DAKOTA                  A = Annual           16215
                                                                TENNESSEE                     A = Annual           RM99-2055
                                                                TEXAS                         G = Good Until S     C-47766
                                                                WASHINGTON                    G = Good Until S     C-51327
                                                                WISCONSIN                     A = Annual           302261-03

    STI Classic Funds - International Equity Index Fund - IS

                                                                ARIZONA                       A = Annual           S-0053487-QUAL
                                                                IOWA                          A = Annual           I-37845
                                                                MASSACHUSETTS                 A = Annual           95-5695
                                                                MARYLAND                      A = Annual           SM940604
                                                                MAINE                         A = Annual           MF-R-99-12232
                                                                MICHIGAN                      A = Annual           219814
                                                                MISSISSIPPI                   G = Good Until S     MF-94-04-025
                                                                MONTANA                       A = Annual           030636
                                                                NORTH DAKOTA                  A = Annual           S149
                                                                NEBRASKA                      A = Annual           041128
                                                                NEW HAMPSHIRE                 N = Not Register
                                                                OKLAHOMA                      A = Annual           SE-2010002
                                                                PUERTO RICO                   A = Annual           S-14754
                                                                SOUTH DAKOTA                  A = Annual           15767
                                                                TENNESSEE                     A = Annual           RM99-2055
                                                                TEXAS                         G = Good Until S     C-44999
                                                                WASHINGTON                    G = Good Until S     C-38415
                                                                WISCONSIN                     A = Annual           287104-03

    STI Classic Funds - International Equity Index Fund - TS

                                                                ARIZONA                       A = Annual           S-0039609-QUAL
                                                                IOWA                          A = Annual           I-31788
                                                                MASSACHUSETTS                 A = Annual           95-5692
                                                                MARYLAND                      A = Annual           SM940603
                                                                MAINE                         A = Annual           MF-R-99-12231
                                                                MICHIGAN                      A = Annual           219817
                                                                MISSISSIPPI                   G = Good Until S     MF-94-04-022
                                                                MONTANA                       A = Annual           030637
                                                                NORTH DAKOTA                  G = Good Until S     K651
                                                                NEBRASKA                      A = Annual           041129
                                                                NEW MEXICO                    A = Annual           306248
                                                                OKLAHOMA                      A = Annual           SE-2009407
                                                                PUERTO RICO                   A = Annual           S-14755
                                                                SOUTH DAKOTA                  A = Annual           15766
                                                                TENNESSEE                     A = Annual           RM99-2055
                                                                TEXAS                         G = Good Until S     C-45000
                                                                VERMONT                       A = Annual           4/04/94-08
                                                                WASHINGTON                    G = Good Until S     C-38416
                                                                WISCONSIN                     A = Annual           287101-03

    STI Classic Funds - Investment Grade Bond Fund

                                                                ALASKA                        O = Other            98-03950
                                                                ALABAMA                       A = Annual           703231
                                                                ARKANSAS                      A = Annual           92-M0187-04
                                                                CONNECTICUT                   A = Annual           SI18368
                                                                DELAWARE                      A = Annual           3437
                                                                HAWAII                        A = Annual


    FUND NAME                                                   STATE                         FILING TYPE          FILE NUMBER

                                                                IDAHO                         A = Annual           41406
                                                                KANSAS                        A = Annual           92S0001096
                                                                MISSOURI                      A = Annual           1992-00365
                                                                NEVADA                        A = Annual
                                                                NEW YORK                      O = Other            S 28 29 20
                                                                RHODE ISLAND                  A = Annual
                                                                SOUTH CAROLINA                A = Annual           MF7419

    STI Classic Funds - Investment Grade Bond Fd, Flex Shares

                                                                ARIZONA                       A = Annual           S-0053488-QUAL
                                                                IOWA                          A = Annual           I-38342
                                                                MASSACHUSETTS                 A = Annual           95-4510-M
                                                                MARYLAND                      A = Annual           SM950609
                                                                MAINE                         A = Annual           MF-R-99-12488
                                                                MICHIGAN                      A = Annual           219830
                                                                MISSISSIPPI                   G = Good Until S     MF-95-05-130
                                                                MONTANA                       A = Annual           33288
                                                                NORTH DAKOTA                  A = Annual           S150
                                                                NEBRASKA                      A = Annual           041180
                                                                OKLAHOMA                      A = Annual           SE-2009408
                                                                PUERTO RICO                   A = Annual           S-15859
                                                                SOUTH DAKOTA                  A = Annual           16202
                                                                TENNESSEE                     A = Annual           RM99-2055
                                                                TEXAS                         G = Good Until S     C-47767
                                                                WASHINGTON                    G = Good Until S     C-51322
                                                                WISCONSIN                     A = Annual           302250-03
                                                                WEST VIRGINIA                 G = Good Until S     BC-30610

    STI Classic Funds - Investment Grade Bond Fund - IS

                                                                ARIZONA                       A = Annual           S-0053489-QUAL
                                                                IOWA                          A = Annual           I-37844
                                                                MASSACHUSETTS                 A = Annual           95-5688
                                                                MARYLAND                      A = Annual           SM931639
                                                                MAINE                         A = Annual           0-4202
                                                                MICHIGAN                      A = Annual           219870
                                                                MISSISSIPPI                   A = Annual           MF-92-04-029
                                                                MONTANA                       A = Annual           30875
                                                                NORTH DAKOTA                  A = Annual           S151
                                                                NEBRASKA                      A = Annual           041067
                                                                OKLAHOMA                      A = Annual           SE-2009409
                                                                PUERTO RICO                   A = Annual           S-13061
                                                                SOUTH DAKOTA                  A = Annual           10004
                                                                TENNESSEE                     A = Annual           RM99-2055
                                                                TEXAS                         G = Good Until S     C-40330
                                                                WASHINGTON                    G = Good Until S     C-34214
                                                                WISCONSIN                     A = Annual           265912-03
    STI Classic Funds - Investment Grade Bond Fund - TS

                                                                ARIZONA                       A = Annual           S-0031250-QUAL
                                                                IOWA                          A = Annual           I-27906
                                                                MASSACHUSETTS                 A = Annual           95-5679
                                                                MARYLAND                      A = Annual           SM931636
                                                                MAINE                         A = Annual           MF-R-99-12385
                                                                MICHIGAN                      A = Annual           219871
                                                                MISSISSIPPI                   A = Annual           MF-92-04-028
                                                                MONTANA                       A = Annual           30876
                                                                NORTH DAKOTA                  G = Good Until S     H261
                                                                NEBRASKA                      A = Annual           041068
                                                                NEW MEXICO                    A = Annual           306249
                                                                OKLAHOMA                      A = Annual           SE-2010000
                                                                PUERTO RICO                   A = Annual           S-13055
                                                                SOUTH DAKOTA                  A = Annual           15774
                                                                TENNESSEE                     A = Annual           RM99-2055
                                                                TEXAS                         G = Good Until S     C-40331
                                                                VERMONT                       A = Annual           4/13/92-04
                                                                WASHINGTON                    G = Good Until S     C-34215
                                                                WISCONSIN                     A = Annual           265906-03

    FUND NAME                                                   STATE                         FILING TYPE          FILE NUMBER

    STI Classic Funds - Investment Grade Tax-Ex Bond Fund

                                                                ALASKA                        O = Other            98-03951
                                                                ALABAMA                       A = Annual           703238
                                                                ARKANSAS                      A = Annual           92-M0187-05
                                                                CONNECTICUT                   A = Annual           SI18369
                                                                DELAWARE                      A = Annual           3438
                                                                HAWAII                        A = Annual
                                                                IDAHO                         A = Annual           41405
                                                                KANSAS                        A = Annual           92S0001097
                                                                MISSOURI                      A = Annual           1992-00365
                                                                NEVADA                        A = Annual
                                                                NEW YORK                      O = Other            S 26 01 26
                                                                RHODE ISLAND                  A = Annual
                                                                SOUTH CAROLINA                A = Annual           MF7422

    STI Classic Funds - Investment Grade Tax-Ex Bond Fund,FS

                                                                ARIZONA                       A = Annual           S-0053490-QUAL
                                                                IOWA                          A = Annual           I-38341
                                                                MASSACHUSETTS                 A = Annual           95-4519-M
                                                                MARYLAND                      A = Annual           SM950608
                                                                MAINE                         A = Annual           MF-R-99-12489
                                                                MICHIGAN                      A = Annual           219823
                                                                MISSISSIPPI                   G = Good Until S     MF-95-05-137
                                                                MONTANA                       A = Annual           33289
                                                                NORTH DAKOTA                  A = Annual           S152
                                                                NEBRASKA                      A = Annual           041181
                                                                OKLAHOMA                      A = Annual           SE-2009405
                                                                PUERTO RICO                   A = Annual           S-15862
                                                                SOUTH DAKOTA                  A = Annual           16216
                                                                TENNESSEE                     A = Annual           RM99-2055
                                                                TEXAS                         G = Good Until S     C-47768
                                                                WASHINGTON                    G = Good Until S     C-51333
                                                                WISCONSIN                     A = Annual           302260-03
                                                                WEST VIRGINIA                 G = Good Until S     BC-30611

    STI Classic Funds - Investment Grade Tax-Ex Bond Fd -IS

                                                                ARIZONA                       A = Annual           S-0053491-QUAL
                                                                IOWA                          A = Annual           I-37843
                                                                MASSACHUSETTS                 A = Annual           95-5689
                                                                MARYLAND                      A = Annual           SM931633
                                                                MAINE                         A = Annual           0-4203
                                                                MICHIGAN                      A = Annual           219868
                                                                MISSISSIPPI                   A = Annual           MF-92-04-033
                                                                MONTANA                       A = Annual           030877
                                                                NORTH DAKOTA                  A = Annual           S153
                                                                NEBRASKA                      A = Annual           041069
                                                                OKLAHOMA                      A = Annual           SE-2009406
                                                                PUERTO RICO                   A = Annual           S-13062
                                                                SOUTH DAKOTA                  A = Annual           10003
                                                                TENNESSEE                     A = Annual           RM99-2055
                                                                TEXAS                         G = Good Until S     C-40332
                                                                WASHINGTON                    G = Good Until S     C-34216
                                                                WISCONSIN                     A = Annual           265913-03

    STI Classic Funds - Investment Grade Tax-Ex Bond Fd - TS

                                                                ARIZONA                       A = Annual           S-0031252-QUAL
                                                                IOWA                          A = Annual           I-27907
                                                                MASSACHUSETTS                 A = Annual           95-5680
                                                                MARYLAND                      A = Annual           SM931635
                                                                MAINE                         A = Annual           MF-R-99-12384
                                                                MICHIGAN                      A = Annual           219869
                                                                MISSISSIPPI                   A = Annual           MF-92-04-032
                                                                MONTANA                       A = Annual           030879
                                                                NORTH DAKOTA                  G = Good Until S     H263

    FUND NAME                                                   STATE                         FILING TYPE          FILE NUMBER

                                                                NEBRASKA                      A = Annual           041070
                                                                NEW MEXICO                    A = Annual           306209
                                                                OKLAHOMA                      A = Annual           SE-2009999
                                                                PUERTO RICO                   A = Annual           S-13056
                                                                SOUTH DAKOTA                  A = Annual           15773
                                                                TENNESSEE                     A = Annual           RM99-2055
                                                                TEXAS                         G = Good Until S     C-40333
                                                                VERMONT                       A = Annual           4/13/92-05
                                                                WASHINGTON                    G = Good Until S     C-34217
                                                                WISCONSIN                     A = Annual           265907-03

    STI Classic Funds - U.S. Government Securities Fund

                                                                ALASKA                        O = Other            98-03944
                                                                ALABAMA                       A = Annual           703794
                                                                ARKANSAS                      A = Annual           92-M0187-11
                                                                CONNECTICUT                   A = Annual           SI29833
                                                                DELAWARE                      A = Annual           3445
                                                                HAWAII                        A = Annual
                                                                IDAHO                         A = Annual           44649
                                                                KANSAS                        A = Annual           94S0001259
                                                                MISSOURI                      A = Annual           1992-00365
                                                                NEVADA                        A = Annual
                                                                NEW YORK                      O = Other            S-26 71 80
                                                                RHODE ISLAND                  A = Annual
                                                                SOUTH CAROLINA                A = Annual           MF8424
                                                                WEST VIRGINIA                 G = Good Until S     BC-30617

    STI Classic Funds - U.S. Government Securities Fund, FS

                                                                ARIZONA                       A = Annual           S-0053504-QUAL
                                                                IOWA                          A = Annual           I-38340
                                                                MASSACHUSETTS                 A = Annual           95-4511-M
                                                                MARYLAND                      A = Annual           SM950606
                                                                MAINE                         A = Annual           MF-R-99-12490
                                                                MICHIGAN                      A = Annual           219822
                                                                MISSISSIPPI                   G = Good Until S     MF-95-05-138
                                                                MONTANA                       A = Annual           033293
                                                                NORTH DAKOTA                  A = Annual           S166
                                                                NEBRASKA                      A = Annual           041186
                                                                OKLAHOMA                      A = Annual           SE-2009403
                                                                PUERTO RICO                   A = Annual           S-18085
                                                                SOUTH DAKOTA                  A = Annual           16205
                                                                TENNESSEE                     A = Annual           RM99-2055
                                                                TEXAS                         G = Good Until S     C-47773
                                                                WASHINGTON                    G = Good Until S     C-51328
                                                                WISCONSIN                     A = Annual           302254-03
    STI Classic Funds - U.S. Government Securities Fund - IS

                                                                ARIZONA                       A = Annual           S-0053505-QUAL
                                                                IOWA                          A = Annual           I-37842
                                                                MASSACHUSETTS                 A = Annual           95-5694
                                                                MARYLAND                      A = Annual           SM940602
                                                                MAINE                         A = Annual           MF-R_99-12230
                                                                MICHIGAN                      A = Annual           219815
                                                                MISSISSIPPI                   G = Good Until S     MF-94-04-024
                                                                MONTANA                       A = Annual           030640
                                                                NORTH DAKOTA                  A = Annual           S167
                                                                NEBRASKA                      A = Annual           041132
                                                                OKLAHOMA                      A = Annual           SE-2009404
                                                                PUERTO RICO                   A = Annual           S-14752
                                                                SOUTH DAKOTA                  A = Annual           15771
                                                                TENNESSEE                     A = Annual           RM99-2055
                                                                TEXAS                         G = Good Until S     C-45003
                                                                WASHINGTON                    G = Good Until S     C-38417
                                                                WISCONSIN                     A = Annual           287103-03

    FUND NAME                                                   STATE                         FILING TYPE          FILE NUMBER


    STI Classic Funds - U.S. Government Securities Fund - TS

                                                                ARIZONA                       A = Annual           S-0039611-QUAL
                                                                IOWA                          A = Annual           I-31789
                                                                MASSACHUSETTS                 A = Annual           95-5691
                                                                MARYLAND                      A = Annual           SM940601
                                                                MAINE                         A = Annual           MF-R-99-12229
                                                                MICHIGAN                      A = Annual           219818
                                                                MISSISSIPPI                   G = Good Until S     MF-94-04-021
                                                                MONTANA                       A = Annual           030641
                                                                NORTH DAKOTA                  G = Good Until S     N471
                                                                NEBRASKA                      A = Annual           041133
                                                                NEW MEXICO                    A = Annual           306208
                                                                OKLAHOMA                      A = Annual           SE-20009998
                                                                PUERTO RICO                   A = Annual           S-14753
                                                                SOUTH DAKOTA                  A = Annual           15770
                                                                TENNESSEE                     A = Annual           RM99-2055
                                                                TEXAS                         G = Good Until S     C-45004
                                                                VERMONT                       A = Annual           4/04/94-07
                                                                WASHINGTON                    G = Good Until S     C-38418
                                                                WISCONSIN                     A = Annual           287100-03

    STI Classic Funds - Limited-Term Fed. Mortgage Sec. Fund

                                                                ALASKA                        O = Other            98-03952
                                                                ALABAMA                       A = Annual           703816
                                                                ARKANSAS                      A = Annual           92-M0187-09
                                                                CONNECTICUT                   A = Annual           SI29831
                                                                DELAWARE                      A = Annual           3439
                                                                HAWAII                        A = Annual
                                                                IDAHO                         A = Annual           44648
                                                                KANSAS                        A = Annual           94S0001258
                                                                MISSOURI                      A = Annual           1992-00365
                                                                NEVADA                        A = Annual
                                                                NEW YORK                      O = Other            S-26 71 79
                                                                RHODE ISLAND                  A = Annual
                                                                SOUTH CAROLINA                A = Annual           MF8425
                                                                WEST VIRGINIA                 G = Good Until S     BC-30612

    STI Classic Funds - Ltd-Term Fed. Mortgage Sec.,FS

                                                                ARIZONA                       A = Annual           S-0053492-QUAL
                                                                IOWA                          A = Annual           I-38339
                                                                MASSACHUSETTS                 A = Annual           96-5485-MR
                                                                MARYLAND                      A = Annual           SM950604
                                                                MAINE                         A = Annual           MF-R-99-12478
                                                                MICHIGAN                      A = Annual           219821
                                                                MISSISSIPPI                   G = Good Until S     MF-95-05-139
                                                                MONTANA                       A = Annual           33290
                                                                NORTH DAKOTA                  A = Annual           S154
                                                                NEBRASKA                      A = Annual           041182
                                                                OKLAHOMA                      A = Annual           SE-2009400
                                                                PUERTO RICO                   A = Annual           S-15856
                                                                SOUTH DAKOTA                  A = Annual           16206
                                                                TENNESSEE                     A = Annual           RM99-2055
                                                                TEXAS                         G = Good Until S     C-47769
                                                                WASHINGTON                    G = Good Until S     C-51329
                                                                WISCONSIN                     A = Annual           302258-03

    STI Classic Funds - Ltd-Term Fed. Mort. Sec. Fund - IS

                                                                ARIZONA                       A = Annual           S-0053493-QUAL
                                                                IOWA                          A = Annual           I-37840
                                                                MASSACHUSETTS                 A = Annual           96-5484-MR
                                                                MARYLAND                      A = Annual           SM940606
                                                                MAINE                         A = Annual           MF-R-99-12228
                                                                MICHIGAN                      A = Annual           219813
                                                                MISSISSIPPI                   G = Good Until S     MF-94-04-026
                                                                MONTANA                       A = Annual           030638
                                                                NORTH DAKOTA                  A = Annual           S155
                                                                NEBRASKA                      A = Annual           041130

    FUND NAME                                                   STATE                         FILING TYPE          FILE NUMBER

                                                                OKLAHOMA                      A = Annual           SE-2009401
                                                                PUERTO RICO                   A = Annual           S-14757
                                                                SOUTH DAKOTA                  A = Annual           15768
                                                                TENNESSEE                     A = Annual           RM99-2055
                                                                TEXAS                         G = Good Until S     C-45001
                                                                WASHINGTON                    G = Good Until S     C-38383
                                                                WISCONSIN                     A = Annual           287105-03

    STI Classic Funds - Ltd-Term Fed. Mort. Sec. Fund - TS

                                                                ARIZONA                       A = Annual           S-0039610-QUAL
                                                                IOWA                          A = Annual           I-31790
                                                                MASSACHUSETTS                 A = Annual           96-5483-MR
                                                                MARYLAND                      A = Annual           SM940605
                                                                MAINE                         A = Annual           MF-R-99-12233
                                                                MICHIGAN                      A = Annual           219816
                                                                MISSISSIPPI                   G = Good Until S     MF-94-04-023
                                                                MONTANA                       A = Annual           030639
                                                                NORTH DAKOTA                  G = Good Until S     N470
                                                                NEBRASKA                      A = Annual           041131
                                                                NEW MEXICO                    A = Annual           306207
                                                                OKLAHOMA                      A = Annual           SE-2009997
                                                                PUERTO RICO                   A = Annual           S-14756
                                                                SOUTH DAKOTA                  A = Annual           15769
                                                                TENNESSEE                     A = Annual           RM99-2055
                                                                TEXAS                         G = Good Until S     C-45002
                                                                VERMONT                       A = Annual           4/04/94-09
                                                                WASHINGTON                    G = Good Until S     C-38419
                                                                WISCONSIN                     A = Annual           287102-03

    STI Classic Funds - Short-Term Bond Fund

                                                                ALASKA                        O = Other            99-02293
                                                                ALABAMA                       A = Annual           703144
                                                                ARKANSAS                      A = Annual           92-M0187-12
                                                                CONNECTICUT                   A = Annual           SI23759
                                                                DELAWARE                      A = Annual           3441
                                                                HAWAII                        A = Annual
                                                                IDAHO                         A = Annual           42966
                                                                KANSAS                        A = Annual           93S0000986
                                                                MISSOURI                      A = Annual           1992-00365
                                                                NEVADA                        A = Annual
                                                                NEW YORK                      O = Other            S 26 24 98
                                                                RHODE ISLAND                  A = Annual
                                                                SOUTH CAROLINA                A = Annual           MF7390

    STI Classic Funds - Short-Term Bond Fund, Flex Shares

                                                                ARIZONA                       A = Annual           S-0053497-QUAL
                                                                IOWA                          A = Annual           I-38338
                                                                MASSACHUSETTS                 A = Annual           95-4512-M
                                                                MARYLAND                      A = Annual           SM950605
                                                                MAINE                         A = Annual           MF-R-99-12479
                                                                MICHIGAN                      A = Annual           219820
                                                                MISSISSIPPI                   G = Good Until S     MF-95-05-140
                                                                MONTANA                       A = Annual           033291
                                                                NORTH DAKOTA                  A = Annual           S159
                                                                NEBRASKA                      A = Annual           041183
                                                                OKLAHOMA                      A = Annual           SE-2009398
                                                                PUERTO RICO                   A = Annual           S-15866
                                                                SOUTH DAKOTA                  A = Annual           16207
                                                                TENNESSEE                     A = Annual           RM99-2055
                                                                TEXAS                         G = Good Until S     C-47770
                                                                WASHINGTON                    G = Good Until S     C-51330
                                                                WISCONSIN                     A = Annual           302255-03
                                                                WEST VIRGINIA                 G = Good Until S     BC-30614
    STI Classic Funds - Short-Term Bond Fund - IS


    FUND NAME                                                   STATE                         FILING TYPE          FILE NUMBER

                                                                ARIZONA                       A = Annual           S-0053498-QUAL
                                                                IOWA                          A = Annual           I-37839
                                                                MASSACHUSETTS                 A = Annual           95-5702
                                                                MARYLAND                      A = Annual           SM931643
                                                                MAINE                         A = Annual           0-4204
                                                                MICHIGAN                      A = Annual           222593
                                                                MISSISSIPPI                   G = Good Until S     MF-93-01-033
                                                                MONTANA                       A = Annual           030874
                                                                NORTH DAKOTA                  A = Annual           S160
                                                                NEBRASKA                      A = Annual           24,965
                                                                OKLAHOMA                      A = Annual           SE-2009399
                                                                PUERTO RICO                   A = Annual           S-13493
                                                                SOUTH DAKOTA                  A = Annual           10000
                                                                TENNESSEE                     A = Annual           RM99-2055
                                                                TEXAS                         G = Good Until S     C-47939
                                                                WASHINGTON                    G = Good Until S     C-35559
                                                                WISCONSIN                     A = Annual           272040-03

    STI Classic Funds - Short-Term Bond Fund - TS

                                                                ARIZONA                       A = Annual           S-0032553-QUAL
                                                                IOWA                          A = Annual           I-29334
                                                                MASSACHUSETTS                 A = Annual           95-5701
                                                                MARYLAND                      A = Annual           SM931644
                                                                MAINE                         A = Annual           0-9017
                                                                MICHIGAN                      A = Annual           222596
                                                                MISSISSIPPI                   G = Good Until S     MF-93-01-034
                                                                MONTANA                       A = Annual           030869
                                                                NORTH DAKOTA                  G = Good Until S     I429
                                                                NEBRASKA                      A = Annual           24,966
                                                                NEW MEXICO                    A = Annual           301004
                                                                OKLAHOMA                      A = Annual           SE-2009996
                                                                PUERTO RICO                   A = Annual           S-13493-1
                                                                SOUTH DAKOTA                  A = Annual           13715
                                                                TENNESSEE                     A = Annual           RM99-2055
                                                                TEXAS                         G = Good Until S     C-47940
                                                                VERMONT                       A = Annual           #1/04/93-04
                                                                WASHINGTON                    G = Good Until S     C-35560
                                                                WISCONSIN                     A = Annual           272041-03

    STI Classic Funds - Short-Term U.S. Treasury Sec. Fund

                                                                ALASKA                        O = Other            99-02294
                                                                ALABAMA                       A = Annual           703145
                                                                ARKANSAS                      A = Annual           92-M0187-08
                                                                CONNECTICUT                   A = Annual           SI23758
                                                                DELAWARE                      A = Annual           3442
                                                                HAWAII                        A = Annual
                                                                IDAHO                         A = Annual           42967
                                                                KANSAS                        A = Annual           93S0000987
                                                                MISSOURI                      A = Annual           1992-00365
                                                                NEVADA                        A = Annual
                                                                NEW YORK                      O = Other            S 26 24 98
                                                                RHODE ISLAND                  A = Annual
                                                                SOUTH CAROLINA                A = Annual           MF7377

    STI Classic Funds - Short-Term U.S. Treas. Sec. Fund, FS

                                                                ARIZONA                       A = Annual           S-0053499-QUAL
                                                                IOWA                          A = Annual           I-38337
                                                                MASSACHUSETTS                 A = Annual           95-4517-M
                                                                MARYLAND                      A = Annual           SM950603
                                                                MAINE                         A = Annual           MF-R-99-12484
                                                                MICHIGAN                      A = Annual           219819
                                                                MISSISSIPPI                   G = Good Until S     MF-95-05-141
                                                                MONTANA                       A = Annual           033294
                                                                NORTH DAKOTA                  A = Annual           S161
                                                                NEBRASKA                      A = Annual           041184
                                                                OKLAHOMA                      A = Annual           SE-2009396
                                                                PUERTO RICO                   A = Annual           S-15865

    FUND NAME                                                   STATE                         FILING TYPE          FILE NUMBER


                                                                SOUTH DAKOTA                  A = Annual           16208
                                                                TENNESSEE                     A = Annual           RM99-2055
                                                                TEXAS                         G = Good Until S     C-47771
                                                                WASHINGTON                    G = Good Until S     C-51331
                                                                WISCONSIN                     A = Annual           302259-03
                                                                WEST VIRGINIA                 G = Good Until S     BC-30615

    STI Classic Funds - Short-Term U.S. Treas. Sec. Fd - IS

                                                                ARIZONA                       A = Annual           S-0053500-QUAL
                                                                IOWA                          A = Annual           I-37838
                                                                MASSACHUSETTS                 A = Annual           95-5700
                                                                MARYLAND                      A = Annual           SM931642
                                                                MAINE                         A = Annual           0-4191
                                                                MICHIGAN                      A = Annual           222595
                                                                MISSISSIPPI                   G = Good Until S     MF-93-01-035
                                                                MONTANA                       A = Annual           030870
                                                                NORTH DAKOTA                  A = Annual           S162
                                                                NEBRASKA                      A = Annual           24,967
                                                                OKLAHOMA                      A = Annual           SE-2009397
                                                                PUERTO RICO                   A = Annual           S-13492-2
                                                                SOUTH DAKOTA                  A = Annual           9999
                                                                TENNESSEE                     A = Annual           RM99-2055
                                                                TEXAS                         G = Good Until S     C-47941
                                                                WASHINGTON                    G = Good Until S     C-35561
                                                                WISCONSIN                     A = Annual           272042-03

    STI Classic Funds - Short-Term U.S. Treas. Sec. Fd - TS

                                                                ARIZONA                       A = Annual           S-0032555-QUAL
                                                                IOWA                          A = Annual           I-29336
                                                                MASSACHUSETTS                 A = Annual           95-5699
                                                                MARYLAND                      A = Annual           SM931645
                                                                MAINE                         A = Annual           0-9016
                                                                MICHIGAN                      A = Annual           222594
                                                                MISSISSIPPI                   G = Good Until S     MF-93-01-036
                                                                MONTANA                       A = Annual           030871
                                                                NORTH DAKOTA                  G = Good Until S     I431
                                                                NEBRASKA                      A = Annual           24,968
                                                                NEW MEXICO                    A = Annual           301005
                                                                OKLAHOMA                      A = Annual           SE-2009995
                                                                PUERTO RICO                   A = Annual           S-13492-1
                                                                SOUTH DAKOTA                  A = Annual           13716
                                                                TENNESSEE                     A = Annual           RM99-2055
                                                                TEXAS                         G = Good Until S     C-41784
                                                                VERMONT                       A = Annual           #1/04/93-02
                                                                WASHINGTON                    G = Good Until S     C-35562
                                                                WISCONSIN                     A = Annual           272043-03

    STI Classic Funds - Florida Tax-Exempt Bond Fund, FS

                                                                IOWA                          A = Annual           I-38336
                                                                NEBRASKA                      A = Annual           044631
                                                                OKLAHOMA                      A = Annual           SE-2009394
                                                                SOUTH DAKOTA                  A = Annual           16203
                                                                TENNESSEE                     A = Annual           RM99-2055

    STI Classic Funds - Florida Tax-Exempt Bond Fund - IS

                                                                NEBRASKA                      A = Annual           044632
                                                                OKLAHOMA                      A = Annual           SE-2009395
                                                                WASHINGTON                    G = Good Until S     C-37435

    STI Classic Funds - Florida Tax-Exempt Bond Fund - TS

                                                                NEBRASKA                      A = Annual           044633
                                                                OKLAHOMA                      A = Annual           SE-2009993
                                                                TENNESSEE                     A = Annual           RM99-2055


    FUND NAME                                                   STATE                         FILING TYPE          FILE NUMBER

    STI Classic Funds - Georgia Tax-Exempt Bond Fund, FS

                                                                NEBRASKA                      A = Annual           044634
                                                                OKLAHOMA                      A = Annual           SE-2009392
                                                                SOUTH DAKOTA                  A = Annual           16209
                                                                TENNESSEE                     A = Annual           RM99-2055

    STI Classic Funds - Georgia Tax-Exempt Bond Fund - IS

                                                                NEBRASKA                      A = Annual           044635
                                                                OKLAHOMA                      A = Annual           SE-2009393
                                                                WASHINGTON                    G = Good Until S     C-37437

    STI Classic Funds - Georgia Tax-Exempt Bond Fund - TS

                                                                NEBRASKA                      A = Annual           044636
                                                                OKLAHOMA                      A = Annual           SE-2009994
                                                                TENNESSEE                     A = Annual           RM99-2055

    STI Classic Funds - Prime Quality Money Market Fund

                                                                ALASKA                        O = Other            98-03946
                                                                ALABAMA                       A = Annual           703234
                                                                ARKANSAS                      A = Annual           92-M0187-01
                                                                CONNECTICUT                   A = Annual           SI18365
                                                                DELAWARE                      A = Annual           3440
                                                                HAWAII                        A = Annual
                                                                IDAHO                         A = Annual           41322
                                                                KANSAS                        A = Annual           92S0001098
                                                                MISSOURI                      A = Annual           1992-00365
                                                                NEVADA                        A = Annual
                                                                NEW YORK                      O = Other            S 26 01 23
                                                                RHODE ISLAND                  A = Annual
                                                                SOUTH CAROLINA                A = Annual           MF7420

    STI Classic Funds - Prime Quality MM Fund - Flex Shares

                                                                ARIZONA                       A = Annual           S-0065177-Qual
                                                                IOWA                          A = Annual           I-45800
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual
                                                                MAINE                         A = Annual           0-5717
                                                                MICHIGAN                      A = Annual           232447
                                                                MISSISSIPPI                   A = Annual           MF-99-11-126
                                                                MONTANA                       A = Annual
                                                                NORTH DAKOTA                  A = Annual
                                                                NEBRASKA                      A = Annual           39,398
                                                                OKLAHOMA                      A = Annual           SE-2008147
                                                                PUERTO RICO                   A = Annual
                                                                SOUTH DAKOTA                  A = Annual           20317
                                                                TENNESSEE                     A = Annual           M99-3598
                                                                TEXAS                         G = Good Until S     60995
                                                                WASHINGTON                    G = Good Until S     C-63511
                                                                WISCONSIN                     A = Annual
                                                                WEST VIRGINIA                 G = Good Until S

    STI Classic Funds - Prime Quality Money Market Fund - IS

                                                                ARIZONA                       A = Annual           S-0053496-QUAL
                                                                IOWA                          A = Annual           I-37841
                                                                MASSACHUSETTS                 A = Annual           95-5682
                                                                MARYLAND                      A = Annual           SM931634
                                                                MAINE                         A = Annual           0-4198
                                                                MICHIGAN                      A = Annual           225481
                                                                MISSISSIPPI                   A = Annual           MF-92-04-027
                                                                MONTANA                       A = Annual           30884
                                                                NORTH DAKOTA                  A = Annual           S158

    FUND NAME                                                   STATE                         FILING TYPE          FILE NUMBER

                                                                NEBRASKA                      A = Annual           041071
                                                                OKLAHOMA                      A = Annual           SE-2009361
                                                                PUERTO RICO                   A = Annual           S-13058
                                                                SOUTH DAKOTA                  A = Annual           10236
                                                                TENNESSEE                     A = Annual           RM99-2055
                                                                TEXAS                         G = Good Until S     C-48200
                                                                WASHINGTON                    G = Good Until S     C-34208
                                                                WISCONSIN                     A = Annual           265909-03

    STI Classic Funds - Prime Quality Money Market Fund - TS

                                                                ARIZONA                       A = Annual           S-0031254-QUAL
                                                                IOWA                          A = Annual           I-27903
                                                                MASSACHUSETTS                 A = Annual           96-5468-MR
                                                                MARYLAND                      A = Annual           SM931640
                                                                MAINE                         A = Annual           MF-R-99-12383
                                                                MICHIGAN                      A = Annual           219876
                                                                MISSISSIPPI                   A = Annual           MF-92-04-026
                                                                MONTANA                       A = Annual           030884
                                                                NORTH DAKOTA                  G = Good Until S     H265
                                                                NEBRASKA                      A = Annual           041072
                                                                NEW MEXICO                    A = Annual           306206
                                                                OKLAHOMA                      A = Annual           SE-2009986
                                                                PUERTO RICO                   A = Annual           S-13058-1
                                                                SOUTH DAKOTA                  A = Annual           15776
                                                                TENNESSEE                     A = Annual           RM99-2055
                                                                TEXAS                         G = Good Until S     C-40335
                                                                VERMONT                       A = Annual           4/13/92-01
                                                                WASHINGTON                    G = Good Until S     C-34209
                                                                WISCONSIN                     A = Annual           265903-03

    STI Classic Funds - U.S. Gov't. Securities MM Fund

                                                                ALASKA                        O = Other            98-03947
                                                                ALABAMA                       A = Annual           703235
                                                                ARKANSAS                      A = Annual           92-M0187-02
                                                                CONNECTICUT                   A = Annual           SI18366
                                                                DELAWARE                      A = Annual           3446
                                                                HAWAII                        A = Annual
                                                                IDAHO                         A = Annual           41408
                                                                KANSAS                        A = Annual           92S0001100
                                                                MISSOURI                      A = Annual           1992-00365
                                                                NEVADA                        A = Annual
                                                                NEW YORK                      O = Other            S 26 01 24
                                                                RHODE ISLAND                  A = Annual
                                                                SOUTH CAROLINA                A = Annual           MF7423

    STI Classic Funds - U.S. Gov't Securities MM Fund -IS

                                                                ARIZONA                       A = Annual           S-0053506-QUAL
                                                                IOWA                          A = Annual           I-38179
                                                                MASSACHUSETTS                 A = Annual           96-5469-MR
                                                                MARYLAND                      A = Annual           SM931630
                                                                MAINE                         A = Annual           0-4199
                                                                MICHIGAN                      A = Annual           225480
                                                                MISSISSIPPI                   A = Annual           MF-92-04-035
                                                                MONTANA                       A = Annual           030887
                                                                NORTH DAKOTA                  A = Annual           S168
                                                                NEBRASKA                      A = Annual           041075
                                                                OKLAHOMA                      A = Annual           SE-2009390
                                                                PUERTO RICO                   A = Annual           S-13059
                                                                SOUTH DAKOTA                  A = Annual           9998
                                                                TENNESSEE                     A = Annual           RM99-2055
                                                                TEXAS                         G = Good Until S     C-40338
                                                                WASHINGTON                    G = Good Until S     C-34210
                                                                WISCONSIN                     A = Annual           265910-03
    STI Classic Funds - U.S. Gov't Securities MM Fund -TS


    FUND NAME                                                   STATE                         FILING TYPE          FILE NUMBER

                                                                ARIZONA                       A = Annual           S-0031258-QUAL
                                                                IOWA                          A = Annual           I-27904
                                                                MASSACHUSETTS                 A = Annual           96-6068-MR
                                                                MARYLAND                      A = Annual           SM931826
                                                                MAINE                         A = Annual           MF-R-99-12382
                                                                MICHIGAN                      A = Annual           219875
                                                                MISSISSIPPI                   A = Annual           MF-92-04-034
                                                                MONTANA                       A = Annual           030888
                                                                NORTH DAKOTA                  G = Good Until S     H269
                                                                NEBRASKA                      A = Annual           041076
                                                                NEW MEXICO                    A = Annual           306218
                                                                OKLAHOMA                      A = Annual           SE-2009987
                                                                PUERTO RICO                   A = Annual           S-13059-1
                                                                SOUTH DAKOTA                  A = Annual           15772
                                                                TENNESSEE                     A = Annual           RM99-2055
                                                                TEXAS                         G = Good Until S     C-40339
                                                                VERMONT                       A = Annual           4/13/92-02
                                                                WASHINGTON                    G = Good Until S     C-34211
                                                                WISCONSIN                     A = Annual           265904-03

    STI Classic Funds - Tax-Exempt Money Market Fund

                                                                ALASKA                        O = Other            98-03945
                                                                ALABAMA                       A = Annual           703236
                                                                ARKANSAS                      A = Annual           92-M0187-03
                                                                CONNECTICUT                   A = Annual           SI18367
                                                                DELAWARE                      A = Annual           3444
                                                                HAWAII                        A = Annual
                                                                IDAHO                         A = Annual           41407
                                                                KANSAS                        A = Annual           92S0001099
                                                                MISSOURI                      A = Annual           1992-00365
                                                                NEVADA                        A = Annual
                                                                NEW YORK                      O = Other            S 26 01 25
                                                                RHODE ISLAND                  A = Annual
                                                                SOUTH CAROLINA                A = Annual           MF7744

    STI Classic Funds - Tax-Exempt Money Market Fund - IS

                                                                ARIZONA                       A = Annual           S-0053503-QUAL
                                                                IOWA                          A = Annual           I-37849
                                                                MASSACHUSETTS                 A = Annual           95-5686
                                                                MARYLAND                      A = Annual           SM931632
                                                                MAINE                         A = Annual           0-4200
                                                                MICHIGAN                      A = Annual           219872
                                                                MISSISSIPPI                   A = Annual           MF-92-04-030
                                                                MONTANA                       A = Annual           030885
                                                                NORTH DAKOTA                  A = Annual           S165
                                                                NEBRASKA                      A = Annual           041073
                                                                OKLAHOMA                      A = Annual           SE-2009389
                                                                PUERTO RICO                   A = Annual           S-13060
                                                                SOUTH DAKOTA                  A = Annual           9994
                                                                TENNESSEE                     A = Annual           RM99-2055
                                                                TEXAS                         G = Good Until S     C-40336
                                                                WASHINGTON                    G = Good Until S     C-34212
                                                                WISCONSIN                     A = Annual           265911-03

    STI Classic Funds - Tax-Exempt Money Market Fund - TS

                                                                ARIZONA                       A = Annual           S-0031256-QUAL
                                                                IOWA                          A = Annual           I-27905
                                                                MASSACHUSETTS                 A = Annual           95-5677
                                                                MARYLAND                      A = Annual           SM931631
                                                                MAINE                         A = Annual           MF-R-99-12381
                                                                MICHIGAN                      A = Annual           219873
                                                                MISSISSIPPI                   A = Annual           MF-92-04-031
                                                                MONTANA                       A = Annual           030886
                                                                NORTH DAKOTA                  G = Good Until S     H267
                                                                NEBRASKA                      A = Annual           041074
                                                                NEW MEXICO                    A = Annual           306217
                                                                OKLAHOMA                      A = Annual           SE-2009988

    FUND NAME                                                   STATE                         FILING TYPE          FILE NUMBER


                                                                PUERTO RICO                   A = Annual           S-13060-1
                                                                SOUTH DAKOTA                  A = Annual           15775
                                                                TENNESSEE                     A = Annual           RM99-2055
                                                                TEXAS                         G = Good Until S     C-40337
                                                                VERMONT                       A = Annual           4/13/92-03
                                                                WASHINGTON                    G = Good Until S     C-34213
                                                                WISCONSIN                     A = Annual           265905-03

    STI Classic Funds - International Equity Fund

                                                                ALASKA                        O = Other            00-01497
                                                                ALABAMA                       A = Annual
                                                                ARKANSAS                      A = Annual           92-M0187-16
                                                                CONNECTICUT                   A = Annual           SI35860
                                                                DELAWARE                      A = Annual           3435
                                                                HAWAII                        A = Annual
                                                                IDAHO                         A = Annual           46081
                                                                KANSAS                        A = Annual           96S0000254
                                                                MISSOURI                      A = Annual           1992-00365
                                                                NEVADA                        A = Annual
                                                                NEW YORK                      O = Other            S 27 28 82
                                                                RHODE ISLAND                  A = Annual
                                                                SOUTH CAROLINA                A = Annual           MF9355
                                                                WEST VIRGINIA                 G = Good Until S     BC-30608

    STI Classic Funds - International Equity Fund, Flex Shares

                                                                ARIZONA                       A = Annual           S-0053484-QUAL
                                                                IOWA                          A = Annual           I-34738
                                                                MASSACHUSETTS                 A = Annual           96-5481-MR
                                                                MARYLAND                      A = Annual           SM951033
                                                                MAINE                         A = Annual           0-3419
                                                                MICHIGAN                      A = Annual           220836
                                                                MISSISSIPPI                   G = Good Until S     MF-95-09-037
                                                                MONTANA                       A = Annual           033738
                                                                NORTH DAKOTA                  A = Annual           S146
                                                                NEBRASKA                      A = Annual           29,856
                                                                NEW HAMPSHIRE                 N = Not Register
                                                                OKLAHOMA                      A = Annual           SE-2009989
                                                                PUERTO RICO                   A = Annual           S-16148-2
                                                                SOUTH DAKOTA                  A = Annual           11641
                                                                TENNESSEE                     A = Annual           RM99-2055
                                                                TEXAS                         G = Good Until S     C-48405
                                                                WASHINGTON                    G = Good Until S     C-52753
                                                                WISCONSIN                     A = Annual           305378-03

    STI Classic Funds - International Equity Fund - IS

                                                                ARIZONA                       A = Annual           S-0053485-QUAL
                                                                IOWA                          A = Annual           I-34739
                                                                MASSACHUSETTS                 A = Annual           96-5472-MR
                                                                MARYLAND                      A = Annual           SM951032
                                                                MAINE                         A = Annual           0-3418
                                                                MICHIGAN                      A = Annual           220834
                                                                MISSISSIPPI                   G = Good Until S     MF-95-09-036
                                                                MONTANA                       A = Annual           33739
                                                                NORTH DAKOTA                  A = Annual           S147
                                                                NEBRASKA                      A = Annual           29,857
                                                                NEW HAMPSHIRE                 N = Not Register
                                                                OKLAHOMA                      A = Annual           I-410296
                                                                PUERTO RICO                   A = Annual           S-16148-1
                                                                SOUTH DAKOTA                  A = Annual           11642
                                                                TENNESSEE                     A = Annual           RM99-2055
                                                                TEXAS                         G = Good Until S     C-48406
                                                                WASHINGTON                    G = Good Until S     C-52752
                                                                WISCONSIN                     A = Annual           305379-03
    STI Classic Funds - International Equity Fund - TS


    FUND NAME                                                   STATE                         FILING TYPE          FILE NUMBER

                                                                ARIZONA                       A = Annual           S-0046146-QUAL
                                                                IOWA                          A = Annual           I-34740
                                                                MASSACHUSETTS                 A = Annual           96-5473-MR
                                                                MARYLAND                      A = Annual           SM951031
                                                                MAINE                         A = Annual           0-3420
                                                                MICHIGAN                      A = Annual           220835
                                                                MISSISSIPPI                   G = Good Until S     MF-95-09-035
                                                                MONTANA                       A = Annual           33740
                                                                NORTH DAKOTA                  G = Good Until S     N324
                                                                NEBRASKA                      A = Annual           29,858
                                                                NEW MEXICO                    A = Annual           998904
                                                                OKLAHOMA                      A = Annual           SE-2009388
                                                                PUERTO RICO                   A = Annual           S-16148
                                                                SOUTH DAKOTA                  A = Annual           11643
                                                                TENNESSEE                     A = Annual           RM99-2055
                                                                TEXAS                         G = Good Until S     C-48407
                                                                VERMONT                       A = Annual           9/18/95-08
                                                                WASHINGTON                    G = Good Until S     C-51887
                                                                WISCONSIN                     A = Annual           305380-03

    STI Classic Inst. U.S. Treasury Securities Money Market

                                                                NEW YORK                      O = Other            S 27 71 27
                                                                TENNESSEE                     A = Annual           RM99-2055

    STI Classic Institutional Cash Management MM Fund

                                                                NEW YORK                      O = Other            S 27 71 26
                                                                TENNESSEE                     A = Annual           RM99-2055
                                                                WEST VIRGINIA                 G = Good Until S     BC-30606

    STI Classic Funds - Small Cap Equity Fund

                                                                ALASKA                        O = Other            99-01855
                                                                ALABAMA                       A = Annual
                                                                ARKANSAS                      A = Annual           92-M0187-21
                                                                CONNECTICUT                   A = Annual           SI41862
                                                                DELAWARE                      A = Annual           4706
                                                                HAWAII                        A = Annual
                                                                IDAHO                         A = Annual           47527
                                                                KANSAS                        A = Annual           97S0000652
                                                                MISSOURI                      A = Annual           1992-00368
                                                                MONTANA                       A = Annual           36238
                                                                NEVADA                        A = Annual
                                                                NEW YORK                      O = Other            S 27 73 57
                                                                RHODE ISLAND                  A = Annual
                                                                SOUTH CAROLINA                A = Annual           MF10395

    STI Classic Funds - Small Cap Equity Fund, Flex Shares

                                                                ARIZONA                       A = Annual           S-0054594-QUAL
                                                                IOWA                          A = Annual           I-38676
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual           SM970817
                                                                MAINE                         A = Annual           MF-R-99-12345
                                                                MICHIGAN                      A = Annual           228102
                                                                MISSISSIPPI                   A = Annual           MF-97-05-218
                                                                MONTANA                       A = Annual           37007
                                                                NORTH DAKOTA                  A = Annual           S879
                                                                NEBRASKA                      A = Annual           041273
                                                                NEW HAMPSHIRE                 N = Not Register
                                                                NEW MEXICO                    A = Annual           306215
                                                                OKLAHOMA                      A = Annual           SE-2009991
                                                                PUERTO RICO                   A = Annual           S-17663-1
                                                                SOUTH DAKOTA                  A = Annual           9196
                                                                TENNESSEE                     A = Annual           RM99-2055
                                                                TEXAS                         G = Good Until S     C-53015
                                                                VERMONT                       A = Annual           6/06/97-16
                                                                WASHINGTON                    G = Good Until S     C-56123

    FUND NAME                                                   STATE                         FILING TYPE          FILE NUMBER

                                                                WISCONSIN                     A = Annual           332590-03
                                                                WEST VIRGINIA                 G = Good Until S     MF-22332

    STI Classic Funds - Small Cap Equity Fund, Trust Shares

                                                                ARIZONA                       A = Annual           S-0053076-QUAL
                                                                IOWA                          A = Annual           I-37651
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual           SM962000
                                                                MAINE                         A = Annual           0-6375
                                                                MICHIGAN                      A = Annual           226786
                                                                MISSISSIPPI                   A = Annual           MF-96-12-079
                                                                NORTH DAKOTA                  A = Annual           R908
                                                                NEBRASKA                      A = Annual           32,392
                                                                NEW MEXICO                    A = Annual           998905
                                                                OKLAHOMA                      A = Annual           SE-2009387
                                                                PUERTO RICO                   A = Annual           S-17663
                                                                SOUTH DAKOTA                  A = Annual           8669
                                                                TENNESSEE                     A = Annual           RM99-2055
                                                                TEXAS                         G = Good Until S     C-51878
                                                                VERMONT                       A = Annual           12/11/96-02
                                                                WASHINGTON                    G = Good Until S     C-55068
                                                                WISCONSIN                     A = Annual           324676-03
                                                                WEST VIRGINIA                 G = Good Until S     BC-3246

    STI Classic Funds - Emerging Markets Equity Fund

                                                                MONTANA                       A = Annual           36234

    STI Classic Funds - Small Cap Growth Stock Fund

                                                                ALASKA                        O = Other            99-00865
                                                                ALABAMA                       A = Annual
                                                                ARKANSAS                      A = Annual           92-M0187-24
                                                                CONNECTICUT                   A = Annual           SI48244
                                                                DELAWARE                      A = Annual           568
                                                                HAWAII                        A = Annual
                                                                IDAHO                         A = Annual           49844
                                                                KANSAS                        A = Annual           99s0000318
                                                                MISSOURI                      A = Annual           1992-00365
                                                                MONTANA                       A = Annual           39881
                                                                NEVADA                        A = Annual
                                                                NEW YORK                      O = Other
                                                                RHODE ISLAND                  A = Annual
                                                                SOUTH CAROLINA                A = Annual           MF11813

    STI Classic Funds - Small Cap Growth Stock Fd - FS

                                                                ARIZONA                       A = Annual           S-0060916-QUAL
                                                                IOWA                          A = Annual           I-43085
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual           sm982785
                                                                MAINE                         A = Annual           0-5701
                                                                MICHIGAN                      A = Annual           229880
                                                                MISSISSIPPI                   A = Annual           MF-98-12-119
                                                                MONTANA                       A = Annual           40486
                                                                NORTH DAKOTA                  G = Good Until S     X142
                                                                NEBRASKA                      A = Annual           37,065
                                                                NEW HAMPSHIRE                 N = Not Register
                                                                NEW MEXICO                    A = Annual           694803
                                                                OKLAHOMA                      A = Annual           SE-2009992
                                                                PUERTO RICO                   A = Annual           S-20327
                                                                SOUTH DAKOTA                  A = Annual           17683
                                                                TENNESSEE                     A = Annual           M98-5009
                                                                TEXAS                         G = Good Until S     C-57913
                                                                VERMONT                       A = Annual           12/17/98-12
                                                                WASHINGTON                    G = Good Until S     c-60671
                                                                WISCONSIN                     A = Annual           359614-03
                                                                WEST VIRGINIA                 G = Good Until S     MF-33845

    FUND NAME                                                   STATE                         FILING TYPE          FILE NUMBER

    STI Classic Funds - Small Cap Growth Stock Fund - IS)

                                                                ARIZONA                       A = Annual           S-0053502-QUAL
                                                                IOWA                          A = Annual           I-37846
                                                                MASSACHUSETTS                 A = Annual           95-5685
                                                                MARYLAND                      A = Annual           SM931430
                                                                MAINE                         A = Annual           0-5903
                                                                MICHIGAN                      A = Annual           222053
                                                                MISSISSIPPI                   G = Good Until S     MF-93-11-008
                                                                MONTANA                       A = Annual           29031
                                                                NORTH DAKOTA                  A = Annual           S164
                                                                NEBRASKA                      A = Annual           036178
                                                                NEW HAMPSHIRE                 N = Not Register
                                                                NEW MEXICO                    A = Annual           696093
                                                                OKLAHOMA                      C = Child or Com     SE-2011011
                                                                PUERTO RICO                   A = Annual           S-14270
                                                                SOUTH DAKOTA                  A = Annual           12420
                                                                TENNESSEE                     A = Annual           RM98-0123
                                                                TEXAS                         G = Good Until S     C-43744
                                                                VERMONT                       A = Annual           12/23/99-20
                                                                WASHINGTON                    G = Good Until S     C-37330
                                                                WISCONSIN                     A = Annual           281237-03

    STI Classic Funds - Small Cap Growth Stock Fund-TS

                                                                ARIZONA                       A = Annual           S-0059953-QUAL
                                                                IOWA                          A = Annual           I-42406
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual           SM982094
                                                                MAINE                         A = Annual           0-2274
                                                                MICHIGAN                      A = Annual           229051
                                                                MISSISSIPPI                   A = Annual           MF-98-09-198
                                                                NORTH DAKOTA                  G = Good Until S     W845
                                                                NEBRASKA                      A = Annual           046209
                                                                NEW MEXICO                    A = Annual           691477
                                                                OKLAHOMA                      A = Annual           SE-2009135
                                                                PUERTO RICO                   A = Annual           S-19966
                                                                SOUTH DAKOTA                  A = Annual           17099
                                                                TENNESSEE                     A = Annual           RM99-2055
                                                                TEXAS                         G = Good Until S     C-57199
                                                                VERMONT                       A = Annual           9/30/98-28
                                                                WASHINGTON                    G = Good Until S     C-59955
                                                                WISCONSIN                     A = Annual           354324-03
                                                                WEST VIRGINIA                 G = Good Until S     MF-33168

    STI Classic Funds--Tax Sensitive Growth Stock Fund

                                                                ALASKA                        O = Other            99-01978
                                                                ALABAMA                       A = Annual
                                                                ARKANSAS                      A = Annual           92-M0187-25
                                                                CONNECTICUT                   A = Annual           SI49089
                                                                DELAWARE                      A = Annual           710
                                                                HAWAII                        A = Annual
                                                                IDAHO                         A = Annual           50183
                                                                KANSAS                        A = Annual           99s0000668
                                                                MISSOURI                      A = Annual           1992-00365
                                                                MONTANA                       A = Annual           40448
                                                                NEVADA                        A = Annual
                                                                NEW YORK                      O = Other            S 28 56 26
                                                                RHODE ISLAND                  A = Annual
                                                                SOUTH CAROLINA                A = Annual           MF11973

    STI Classic Funds--Tax Sensitive Growth Stock Fund - Flex

                                                                ARIZONA                       A = Annual           S-0060917-QUAL
                                                                IOWA                          A = Annual           I-43086
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual           sm982786

    FUND NAME                                                   STATE                         FILING TYPE          FILE NUMBER

                                                                MAINE                         A = Annual           0-5703
                                                                MICHIGAN                      A = Annual           229879
                                                                MISSISSIPPI                   A = Annual           MF-98-12-118
                                                                MONTANA                       A = Annual           40487
                                                                NORTH DAKOTA                  G = Good Until S     X143
                                                                NEBRASKA                      A = Annual           37,066
                                                                NEW HAMPSHIRE                 N = Not Register
                                                                NEW MEXICO                    A = Annual           694802
                                                                OKLAHOMA                      A = Annual           SE-2009985
                                                                PUERTO RICO                   A = Annual           S-20330
                                                                SOUTH DAKOTA                  A = Annual           17682
                                                                TENNESSEE                     A = Annual
                                                                TEXAS                         G = Good Until S     C-57914
                                                                VERMONT                       A = Annual           12/17/98-11
                                                                WASHINGTON                    G = Good Until S     c-60670
                                                                WISCONSIN                     A = Annual           359615-03
                                                                WEST VIRGINIA                 G = Good Until S     MF-33844

    STI Classic Funds--Tax Sensitive Growth Stock Fund--Trust

                                                                ARIZONA                       A = Annual           S-0061071-QUAL
                                                                IOWA                          A = Annual           I-43078
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual           sm982774
                                                                MAINE                         A = Annual           0-5603
                                                                MICHIGAN                      A = Annual           232388
                                                                MISSISSIPPI                   A = Annual           MF-98-12-115
                                                                NORTH DAKOTA                  G = Good Until S     X144
                                                                NEBRASKA                      A = Annual           044599
                                                                NEW MEXICO                    A = Annual           694793
                                                                OKLAHOMA                      A = Annual           SE-2009136
                                                                PUERTO RICO                   A = Annual           S-20331
                                                                SOUTH DAKOTA                  A = Annual           17613
                                                                TENNESSEE                     A = Annual           M98-4983
                                                                TEXAS                         G = Good Until S     C-57912
                                                                VERMONT                       A = Annual           12/17/98-02
                                                                WASHINGTON                    G = Good Until S     C-60662
                                                                WISCONSIN                     A = Annual           359359-03
                                                                WEST VIRGINIA                 G = Good Until S      33843

    STI Classic Funds - STI Classic U.S. Treasury MM Fund

                                                                ALASKA                        O = Other            99 03922
                                                                ALABAMA                       A = Annual
                                                                ARKANSAS                      A = Annual           92-M0187-26
                                                                CONNECTICUT                   A = Annual           SI35078
                                                                DELAWARE                      A = Annual           1255
                                                                HAWAII                        A = Annual
                                                                IDAHO                         A = Annual           50791
                                                                KANSAS                        A = Annual           1999S0001295
                                                                MISSOURI                      A = Annual           1996-01143
                                                                NEVADA                        A = Annual
                                                                NEW YORK                      O = Other            S-25 56 46
                                                                RHODE ISLAND                  A = Annual
                                                                SOUTH CAROLINA                A = Annual           MF12265

    STI Classic Funds - STI Classic U.S. Treasury MM-Trust

                                                                ARIZONA                       A = Annual           S-0062877-QUAL
                                                                IOWA                          A = Annual           I-44409
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual           SM911551
                                                                MAINE                         A = Annual
                                                                MICHIGAN                      A = Annual           220153
                                                                MISSISSIPPI                   G = Good Until S     MF-95-06-154
                                                                MONTANA                       A = Annual           41391
                                                                NORTH DAKOTA                  G = Good Until S     Y350
                                                                NEBRASKA                      A = Annual
                                                                NEW MEXICO                    A = Annual           306216
                                                                OKLAHOMA                      A = Annual           SE-2002163

    FUND NAME                                                   STATE                         FILING TYPE          FILE NUMBER

                                                                PUERTO RICO                   A = Annual           S-21030
                                                                SOUTH DAKOTA                  A = Annual           18869
                                                                TENNESSEE                     A = Annual           RM99-2276
                                                                TEXAS                         G = Good Until S     C-47994
                                                                VERMONT                       A = Annual           6/27/95-28
                                                                WASHINGTON                    G = Good Until S     C-62012
                                                                WISCONSIN                     A = Annual           369274-03
                                                                WEST VIRGINIA                 G = Good Until S     MF-35208

    STI Classic Funds - Tax Free Money Market Fund

                                                                ALASKA                        O = Other            99 03924
                                                                ALABAMA                       A = Annual
                                                                ARKANSAS                      A = Annual           92-M0187-27
                                                                CONNECTICUT                   A = Annual           SI-35077
                                                                DELAWARE                      A = Annual           1254
                                                                HAWAII                        A = Annual
                                                                IDAHO                         A = Annual           50790
                                                                KANSAS                        A = Annual           97S0000650
                                                                MISSOURI                      A = Annual           1996-01143
                                                                NEVADA                        A = Annual
                                                                NEW YORK                      O = Other            S 25 56 47
                                                                RHODE ISLAND                  A = Annual
                                                                SOUTH CAROLINA                A = Annual           MF12268

    STI Classic Funds - Tax Free Money Market Fund - Investor

                                                                ARIZONA                       A = Annual           S-0062876-QUAL
                                                                IOWA                          A = Annual           I-37652
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual           SM940632
                                                                MAINE                         A = Annual           MF-99-13141
                                                                MICHIGAN                      A = Annual           220152
                                                                MISSISSIPPI                   G = Good Until S     MF-95-06-153
                                                                MONTANA                       A = Annual           36214
                                                                NORTH DAKOTA                  G = Good Until S     S815
                                                                NEBRASKA                      A = Annual           32,390
                                                                NEW MEXICO                    A = Annual           991372
                                                                OKLAHOMA                      A = Annual           SE-2002164
                                                                PUERTO RICO                   A = Annual           S-17737
                                                                SOUTH DAKOTA                  A = Annual           15452
                                                                TENNESSEE                     A = Annual           RM99-2276
                                                                TEXAS                         G = Good Until S     C-47991
                                                                VERMONT                       A = Annual           6/27/95-27
                                                                WASHINGTON                    G = Good Until S     C-55070
                                                                WISCONSIN                     A = Annual           324679-03
                                                                WEST VIRGINIA                 G = Good Until S     MF-35196

    STI Classic Funds - Tax Free Money Market Fund -Trust Shares

                                                                ARIZONA                       A = Annual           S-0063063-QUAL
                                                                IOWA                          A = Annual           I-44408
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual           SM911550
                                                                MAINE                         A = Annual           MF-99-13153
                                                                MICHIGAN                      A = Annual           220156
                                                                MISSISSIPPI                   G = Good Until S     MF-95-06-152
                                                                MONTANA                       A = Annual           41390
                                                                NORTH DAKOTA                  G = Good Until S     Y349
                                                                NEBRASKA                      A = Annual           044566
                                                                NEW MEXICO                    A = Annual           306214
                                                                OKLAHOMA                      A = Annual           SE-2002163
                                                                PUERTO RICO                   A = Annual           S-21026
                                                                SOUTH DAKOTA                  A = Annual           18870
                                                                TENNESSEE                     A = Annual           RM99-2276
                                                                TEXAS                         G = Good Until S     C-47992
                                                                VERMONT                       A = Annual           6/27/95-26
                                                                WASHINGTON                    G = Good Until S     C-62013
                                                                WISCONSIN                     A = Annual           369275-03
                                                                WEST VIRGINIA                 G = Good Until S     MF-35207


    FUND NAME                                                   STATE                         FILING TYPE          FILE NUMBER

    STI Classic Funds - Institutional U.S. Government Securities

                                                                ALABAMA                       A = Annual
                                                                NEW YORK                      O = Other

    STI Classic Funds - Classic Institutional U.S. Government se

                                                                MARYLAND                      A = Annual           SM941120
                                                                TENNESSEE                     A = Annual           RM99-2276

    STI Classic Funds - Growth and Income Fund

                                                                ALASKA                        O = Other            99 03923
                                                                ALABAMA                       A = Annual
                                                                ARKANSAS                      A = Annual           92-M0187-30
                                                                CONNECTICUT                   A = Annual           SI35069
                                                                DELAWARE                      A = Annual           1256
                                                                HAWAII                        A = Annual
                                                                IDAHO                         A = Annual           50789
                                                                KANSAS                        A = Annual           1999S0001294
                                                                MISSOURI                      A = Annual           1996-01143
                                                                NEVADA                        A = Annual
                                                                NEW YORK                      O = Other            S 26 15 09
                                                                RHODE ISLAND                  A = Annual
                                                                SOUTH CAROLINA                A = Annual           MF12307

    STI Classic Funds -  Growth and Income Fund - Flex Shares

                                                                ARIZONA                       A = Annual           S-0062873-QUAL
                                                                IOWA                          A = Annual           I-44406
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual           SM950326
                                                                MAINE                         A = Annual           MF-99-13154
                                                                MICHIGAN                      A = Annual           220136
                                                                MISSISSIPPI                   G = Good Until S     MF-95-06-135
                                                                MONTANA                       A = Annual           41387
                                                                NORTH DAKOTA                  A = Annual           Y390
                                                                NEBRASKA                      A = Annual           044569
                                                                NEW HAMPSHIRE                 N = Not Register
                                                                OKLAHOMA                      A = Annual           SE-2002164
                                                                PUERTO RICO                   A = Annual           S-21027
                                                                SOUTH DAKOTA                  A = Annual           15459
                                                                TENNESSEE                     A = Annual           RM99-2276
                                                                TEXAS                         G = Good Until S     C-47996
                                                                VERMONT                       A = Annual           6/27/95-07
                                                                WASHINGTON                    G = Good Until S     C-62023
                                                                WISCONSIN                     A = Annual           369276-03
                                                                WEST VIRGINIA                 G = Good Until S     BC-28512

    STI Classic Funds -  Growth and Income Fund -Investor Shares

                                                                ARIZONA                       A = Annual           S-0062874-QUAL
                                                                IOWA                          A = Annual           I-44407
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual           SM940626
                                                                MAINE                         A = Annual           MF-99-13155
                                                                MICHIGAN                      A = Annual           220146
                                                                MISSISSIPPI                   G = Good Until S     MF-95-06-136
                                                                MONTANA                       A = Annual           41388
                                                                NORTH DAKOTA                  A = Annual           Y391
                                                                NEBRASKA                      A = Annual           044568
                                                                NEW HAMPSHIRE                 N = Not Register
                                                                NEW MEXICO                    A = Annual           306213
                                                                OKLAHOMA                      A = Annual           SE-2002164
                                                                PUERTO RICO                   A = Annual           S-21029
                                                                SOUTH DAKOTA                  A = Annual           15458
                                                                TENNESSEE                     A = Annual           RM99-2276
                                                                TEXAS                         G = Good Until S     C-47995

    FUND NAME                                                   STATE                         FILING TYPE          FILE NUMBER

                                                                VERMONT                       A = Annual           6/27/95-08
                                                                WASHINGTON                    G = Good Until S     C-62010
                                                                WISCONSIN                     A = Annual           369277-03
                                                                WEST VIRGINIA                 G = Good Until S     MF-35197

    STI Classic Funds - Growth and Income Fd - Trust Shares

                                                                ARIZONA                       A = Annual           S-0062875-QUAL
                                                                IOWA                          A = Annual           I-44405
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual           SM920856
                                                                MAINE                         A = Annual           MF-99-13156
                                                                MICHIGAN                      A = Annual           220137
                                                                MISSISSIPPI                   G = Good Until S     MF-95-06-134
                                                                MONTANA                       A = Annual           41389
                                                                NORTH DAKOTA                  G = Good Until S     Y348
                                                                NEBRASKA                      A = Annual           044567
                                                                NEW MEXICO                    A = Annual           306254
                                                                OKLAHOMA                      A = Annual           SE-2002163
                                                                PUERTO RICO                   A = Annual           S-21028
                                                                SOUTH DAKOTA                  A = Annual           18871
                                                                TENNESSEE                     A = Annual           RM99-2276
                                                                TEXAS                         G = Good Until S     C-47997
                                                                VERMONT                       A = Annual           6/27/95-06
                                                                WASHINGTON                    G = Good Until S     C-62011
                                                                WISCONSIN                     A = Annual           369278-03
                                                                WEST VIRGINIA                 G = Good Until S     MF-35205

    STI Classic Funds - Virginia Intermediate Municipal Bond

                                                                ARKANSAS                      A = Annual           92-M0187-28
                                                                CONNECTICUT                   A = Annual           SI35071
                                                                DELAWARE                      A = Annual           4555
                                                                NEW YORK                      O = Other            S 27 75 77
                                                                SOUTH CAROLINA                A = Annual           MF12267

    STI Classic Funds - Virginia Intermediate Municipal Bond

                                                                MARYLAND                      A = Annual           SM950319
                                                                MICHIGAN                      A = Annual           220139
                                                                MISSISSIPPI                   G = Good Until S     MF-95-06-142
                                                                NEBRASKA                      A = Annual           044639
                                                                OKLAHOMA                      A = Annual           SE-2002164
                                                                SOUTH DAKOTA                  A = Annual           15455
                                                                TENNESSEE                     A = Annual           RM99-2276
                                                                TEXAS                         G = Good Until S     C-47998
                                                                VERMONT                       A = Annual           6/27/95-13
                                                                WEST VIRGINIA                 G = Good Until S     MF-35198

    STI Classic Virginia Intermediate Municipal Bond Fd - Trust

                                                                MARYLAND                      A = Annual           SM950320
                                                                MICHIGAN                      A = Annual           220143
                                                                MISSISSIPPI                   G = Good Until S     MF-95-06-140
                                                                NEBRASKA                      A = Annual           044640
                                                                SOUTH DAKOTA                  A = Annual           19033
                                                                TENNESSEE                     A = Annual           RM99-2276
                                                                TEXAS                         G = Good Until S     C-48000
                                                                VERMONT                       A = Annual           6/27/95-12
                                                                WEST VIRGINIA                 G = Good Until S     MF-35206

    STI Classic Funds - Virginia Municipal Bond Fund

                                                                ARKANSAS                      A = Annual           92-M0187-29
                                                                CONNECTICUT                   A = Annual           SI35070
                                                                DELAWARE                      A = Annual           1257
                                                                NEW YORK                      O = Other            S 26 15 10
                                                                SOUTH CAROLINA                A = Annual           MF12266

    FUND NAME                                                   STATE                         FILING TYPE          FILE NUMBER


    STI Classic Funds - Virginia Municipal Bond Fund-Flex Shares

                                                                MARYLAND                      A = Annual           SM950321
                                                                MICHIGAN                      A = Annual           220148
                                                                MISSISSIPPI                   G = Good Until S     MF-95-06-138
                                                                NEBRASKA                      A = Annual           044641
                                                                OKLAHOMA                      A = Annual           SE-2002164
                                                                SOUTH DAKOTA                  A = Annual           15456
                                                                TENNESSEE                     A = Annual           RM99-2276
                                                                TEXAS                         G = Good Until S     C-48002
                                                                VERMONT                       A = Annual           6/27/95-10
                                                                WEST VIRGINIA                 G = Good Until S     BC-28515

    STI Classic Funds - Virginia Municipal Bond Fd -Trust Shares

                                                                MARYLAND                      A = Annual           SM920857
                                                                MICHIGAN                      A = Annual           220147
                                                                MISSISSIPPI                   G = Good Until S     MF-95-06-137
                                                                NEBRASKA                      A = Annual           044642
                                                                TENNESSEE                     A = Annual           RM99-2276
                                                                TEXAS                         G = Good Until S     C-48003
                                                                VERMONT                       A = Annual           6/27/95-09
                                                                WEST VIRGINIA                 G = Good Until S     BC-28516

    STI Classic Funds - Maryland Municipal Bond Fd - Flex Shares

                                                                MARYLAND                      A = Annual           SM960183
                                                                NEBRASKA                      A = Annual           044637
                                                                SOUTH DAKOTA                  A = Annual           15457

    STI Classic Funds - Maryland Municipal Bond Fd -Trust Shares

                                                                MARYLAND                      A = Annual           SM9700437
                                                                NEBRASKA                      A = Annual           044638
    STI Classic Funds - Life Vision Maximum Growth Portfolio

                                                                ALABAMA                       A = Annual

    STI Classic Funds - Life Vision Maximum Growth Port - Trust

                                                                MARYLAND                      A = Annual           SM970858
                                                                NEBRASKA                      A = Annual           38,575
                                                                TENNESSEE                     A = Annual           RM99-2276

    STI Classic Funds - Life Vision Growth and Income Portfolio

                                                                ALABAMA                       A = Annual

    STI Classic Funds - Life Vision Growth & Income Port - Trust

                                                                MARYLAND                      A = Annual           SM970859
                                                                NEBRASKA                      A = Annual           38,572
                                                                TENNESSEE                     A = Annual

    STI Classic Funds - Life Vision Balanced Portfolio

                                                                ALABAMA                       A = Annual

    STI Classic Funds - Life Vision Balanced Portfolio - Trust S

                                                                MARYLAND                      A = Annual           SM970860
                                                                NEBRASKA                      A = Annual           38,565
                                                                TENNESSEE                     A = Annual

    FUND NAME                                                   STATE                         FILING TYPE          FILE NUMBER

    STI Classic Funds - Core Equity Fund

                                                                ALABAMA                       A = Annual
                                                                CONNECTICUT                   A = Annual
                                                                NEW YORK                      O = Other
                                                                SOUTH CAROLINA                A = Annual

    STI CLassic Funds - Core Equity Fund - Flex Shares

                                                                MARYLAND                      A = Annual           SM20000857
                                                                NEW HAMPSHIRE                 A = Annual
                                                                OKLAHOMA                      A = Annual
                                                                TENNESSEE                     A = Annual

    STI Classic Funds - Core Equity Fund - Trust Shares

                                                                TENNESSEE                     A = Annual           M99-2793

    STI Classic Funds - E-Commerce Opportunity Fund

                                                                ALABAMA                       A = Annual
                                                                CONNECTICUT                   A = Annual
                                                                DELAWARE                      A = Annual
                                                                NEVADA                        A = Annual
                                                                NEW YORK                      O = Other
                                                                SOUTH CAROLINA                A = Annual           MF12945

    STI Classic Funds - E-Commerce Opportunity Fund - Flex Share

                                                                ARIZONA                       N = Not Register
                                                                COLORADO                      N = Not Register
                                                                IOWA                          A = Annual
                                                                LOUISIANA                     N = Not Register
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual           SM20000858
                                                                MAINE                         A = Annual           0-12247
                                                                MICHIGAN                      A = Annual           233297
                                                                MISSOURI                      N = Not Register
                                                                MISSISSIPPI                   A = Annual
                                                                NEW HAMPSHIRE                 A = Annual
                                                                NEW MEXICO                    A = Annual           304127
                                                                OHIO                          N = Not Register
                                                                OKLAHOMA                      A = Annual
                                                                TENNESSEE                     A = Annual
                                                                TEXAS                         G = Good Until S     C-62196
                                                                VERMONT                       A = Annual           3/29/00-19
                                                                WASHINGTON                    G = Good Until S

    STI Classic Funds - E-Commerce Opportunity Fund - Trust Shrs

                                                                COLORADO                      N = Not Register
                                                                TENNESSEE                     A = Annual           M99-2793

    STI Classic Funds - High Income Fund

                                                                ALABAMA                       A = Annual           703630
                                                                DELAWARE                      A = Annual           1467
                                                                NEW YORK                      O = Other            S 26 62 44

    STI Classic Funds - High Income Fund - Flex Shares

                                                                IOWA                          A = Annual           I-33170
                                                                KENTUCKY                      A = Annual
                                                                LOUISIANA                     A = Annual
                                                                MASSACHUSETTS                 A = Annual
                                                                MISSISSIPPI                   G = Good Until S     MF-94-01-018
                                                                NEBRASKA                      A = Annual           32,263

    FUND NAME                                                   STATE                         FILING TYPE          FILE NUMBER

                                                                OHIO                          O = Other
                                                                TENNESSEE                     A = Annual

    ESC Strategic Funds, Inc.

                                                                CALIFORNIA                    A = Annual           505-7858
                                                                COLORADO                      A = Annual           IC 95-08-677
                                                                GEORGIA                       O = Other            56-931645
                                                                ILLINOIS                      A = Annual           9941835
                                                                INDIANA                       A = Annual           94-0627IC
                                                                MINNESOTA                     G = Good Until S     R-37171.2
                                                                NORTH CAROLINA                A = Annual           3444
                                                                PENNSYLVANIA                  A = Annual           94-10-046MF
                                                                VIRGINIA                      A = Annual           2030
                                                                WYOMING                       O = Other            19447

    Prosp: ESC Strategic Funds

                                                                KENTUCKY                      A = Annual           M30101
                                                                LOUISIANA                     A = Annual           62724
                                                                OHIO                          O = Other            17805
                                                                OREGON                        A = Annual           94-1138
                                                                UTAH                          A = Annual           004-0008-05

    ESC Strategic Income Fund

                                                                HAWAII                        A = Annual
                                                                NEVADA                        A = Annual
                                                                RHODE ISLAND                  A = Annual

    ESC Strategic Income Fund - Class A

                                                                OKLAHOMA                      A = Annual           SE-2003134
                                                                PUERTO RICO                   A = Annual           S-17584
                                                                WISCONSIN                     A = Annual           307473-03

    ESC Strategic Income Fund - Class D

                                                                OKLAHOMA                      A = Annual           SE-2003135
                                                                PUERTO RICO                   A = Annual           S-17584-1
                                                                WISCONSIN                     A = Annual           307474-03

    STI Classic Funds - Contrarian Equity & Tax Free Income PROS

                                                                OKLAHOMA                      A = Annual           I-3955697
                                                                OREGON                        A = Annual           97-0966

    STI Classic Funds - SunBelt Equity Fund, Flex Shares

                                                                ALABAMA                       N = Not Register     704319
                                                                FLORIDA                       N = Not Register
                                                                GEORGIA                       N = Not Register
                                                                MARYLAND                      N = Not Register     SM950599
                                                                NORTH CAROLINA                N = Not Register
                                                                OUTSIDE U.S.                  N = Not Register
                                                                PENNSYLVANIA                  N = Not Register
                                                                TENNESSEE                     N = Not Register     RM99-2055
                                                                VIRGINIA                      N = Not Register

    STI Classic Funds - SunBelt Equity Fund - Trust Shares

                                                                FLORIDA                       N = Not Register
                                                                GEORGIA                       N = Not Register
                                                                OUTSIDE U.S.                  N = Not Register
                                                                PENNSYLVANIA                  N = Not Register
                                                                TENNESSEE                     N = Not Register     RM99-2055

    FUND NAME                                                   STATE                         FILING TYPE          FILE NUMBER

    STI Classic Funds-Tennessee Tax Exempt Bond Fund-Investor Shares

                                                                OUTSIDE U.S.                  N = Not Register
                                                                PENNSYLVANIA                  N = Not Register
                                                                TENNESSEE                     N = Not Register     RM98-3422

    STI Classic Funds-Tennessee Tax Exempt Bond Fund-Trust Shs.

                                                                GEORGIA                       N = Not Register
                                                                OUTSIDE U.S.                  N = Not Register
                                                                PENNSYLVANIA                  N = Not Register

    STI Classic Funds-Emerging Markets Equity Fund, Trust Shares

                                                                GEORGIA                       N = Not Register
                                                                OUTSIDE U.S.                  N = Not Register
                                                                PENNSYLVANIA                  N = Not Register

    STI Classic Funds - Contrarian Equity Fund (SEC eff 9/29/97)

                                                                DELAWARE                      A = Annual
                                                                MISSOURI                      A = Annual           1992-00365
                                                                RHODE ISLAND                  A = Annual

    STI Classic Funds - Contrarian Equity Fund, Trust Shares

                                                                MICHIGAN                      A = Annual           276264
                                                                WASHINGTON                    G = Good Until S     C-56969
                                                                WISCONSIN                     A = Annual           336423-03

    STI Classic Funds - Tax Free Income Fund (SEC eff 9/29/97)

                                                                ARKANSAS                      A = Annual           92-M01870-22
                                                                DELAWARE                      A = Annual
                                                                KANSAS                        A = Annual           98S0000313
                                                                MISSOURI                      A = Annual           1992-00365
                                                                RHODE ISLAND                  A = Annual

    STI Classic Funds - Tax Free Income Fund, Trust Shares

                                                                NORTH DAKOTA                  A = Annual           T810
                                                                WASHINGTON                    G = Good Until S     C-56968
                                                                WISCONSIN                     A = Annual           336424-03

    STI Classic Funds - Tennessee Tax-Exempt Bond Fund, FS

                                                                OUTSIDE U.S.                  N = Not Register
                                                                PENNSYLVANIA                  N = Not Register
                                                                TENNESSEE                     N = Not Register     RM98-3422
